                                                              RULE NO. 424(b)(3)
                                                      REGISTRATION NO. 333-42999

PROSPECTUS


                        INTERMEDIA COMMUNICATIONS INC.

   8,000,000 DEPOSITARY SHARES EACH REPRESENTING A ONE HUNDREDTH INTEREST IN A SHARE OF 7% SERIES E JUNIOR CONVERTIBLE PREFERRED STOCK, 80,000 SHARES OF 7% SERIES E JUNIOR CONVERTIBLE PREFERRED STOCK, 3,307,425 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEPOSITARY SHARES AND/OR THE 7% SERIES E JUNIOR CONVERTIBLE PREFERRED STOCK, AND COMMON STOCK ISSUABLE AS DIVIDENDS ON THE 7% SERIES E JUNIOR CONVERTIBLE PREFERRED STOCK

                                _______________

             This Prospectus is being used in connection with the offering from time to time by certain holders (the "Selling Securityholders") of (1) depositary shares (the "Depositary Shares") each representing a one hundredth interest in a share of 7% Series E Junior Convertible Preferred Stock ("Series E Preferred Stock"), liquidation preference $2,500 per share (equivalent to $25.00 per Depositary Share; the "Liquidation Preference"), par value $1.00 per share of Intermedia Communications Inc. (the "Company" or "Intermedia"), and (2) the shares of Series E Preferred Stock and the shares (the "Common Shares") of common stock, $.01 par value per share, of the Company (the "Common Stock") issuable upon conversion of the Series E Preferred Stock and/or the Depositary Shares (the Depositary Shares, Series E Preferred Stock and Common Shares are collectively referred to herein as the "Securities"). This Prospectus is also being used in connection with the issuance by the Company from time to time during the two-year period commencing on the date of this Prospectus and in accordance with the Certificate of Designation (as defined herein) of an indeterminate number of shares of Common Stock issuable by the Company in lieu of cash as dividends on the Series E Preferred Stock (the "Dividend Shares"). See "Description of Series E Preferred Stock--Dividends." The Depositary Shares were originally issued by the Company in a private placement on October 30, 1997 (the "First Closing") and purchased by Bear Stearns & Co., Inc. and Salomon Brothers Inc (the "Initial Purchasers") pursuant to a purchase agreement (the "Purchase Agreement") dated as of October 24, 1997 between the Company and the Initial Purchasers. Subsequently, the Initial Purchasers exercised the over-allotment option in connection therewith with respect to 1,000,000 Depositary Shares. The First Closing and the over-allotment exercise are collectively referred to herein as the "October 30 Equity Offering". The Initial Purchasers, in turn, resold the Depositary Shares in private sales pursuant to exemptions from registration under the Securities Act of 1933, as amended.

                                                        (continued on next page)

            PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY MATTERS
             DISCUSSED UNDER THE CAPTION "RISK FACTORS" ON PAGE 1.

                             --------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
       BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             --------------------

        NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

        THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                THE DATE OF THIS PROSPECTUS IS JANUARY 15, 1998.

             Holders of the Depositary Shares are entitled to all proportional rights and preferences of the Series E Preferred Stock (including dividend, voting, redemption and liquidation rights). Dividends on the Series E Preferred Stock accrue at a rate per annum equal to 7% of the Liquidation Preference per share of Series E Preferred Stock and are payable quarterly, in arrears, on January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 1998. Dividends are payable in cash or at the option of the Company, in shares of Common Stock, or a combination thereof. The Depositary Shares are convertible, subject to prior redemption at any time after December 29, 1997, at the option of the holder thereof into Common Stock at a conversion price of $60.47 per share, subject to certain adjustments.

             The Series E Preferred Stock and the Depositary Shares are redeemable, in whole or in part, at the option of the Company at any time on or after October 18, 2000, at the redemption prices set forth herein, plus accumulated and unpaid dividends and Preferred Stock Liquidated Damages (as defined herein), if any, thereon to the redemption date. See "Description of Series E Preferred Stock" and "Description of Depositary Shares." Upon the occurrence of a Preferred Stock Change of Control (as defined herein), the Company will be required to make an offer to repurchase all outstanding shares of Series E Preferred Stock at a price equal to 100% of the Liquidation Preference thereof, plus accumulated and unpaid dividends and Preferred Stock Liquidated Damages, if any, thereon to the repurchase date.

             The Series E Preferred Stock ranks (i) senior to all Junior Securities (as defined herein), including all Common Stock of the Company;
   (ii) on a parity with any Parity Securities (as defined herein), including the Company's outstanding 7% Series D Junior Convertible Preferred Stock (the "Series D Preferred Stock"); and (iii) junior to each class of Senior Securities (as defined herein), including the Company's outstanding 13 1/2% Series B Redeemable Exchangeable Preferred Stock due 2009 ("Series B Preferred Stock"), and junior to all indebtedness and other obligations of the Company and its subsidiaries. As of September 30, 1997, on a pro forma basis after giving effect to the pending acquisition of Shared Technologies Fairchild Inc. ("Shared Technologies"), the October 30 Equity Offering, the concurrent private placement of $260.3 million principal amount at maturity of 8 7/8% Notes on October 30, 1997 (including the exercise of the over-allotment option in connection therewith) (the "October 30 Debt Offering", and collectively with the October 30 Equity Offering, the "October 30 Offerings"), the December Offering (as defined herein) and the application of the proceeds therefrom, the Series E Preferred Stock would have been junior in right of payment to approximately $1.7 billion of liquidation preference of Series B Preferred Stock and total indebtedness and other obligations of the Company and its subsidiaries. See "Description of Series E Preferred Stock-Ranking."

             The Securities may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Securities through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom they may act as agent. The Selling Securityholders and any such brokers, dealers or agents who participate in the distribution of the Securities may be deemed to be "underwriters", and any profits on the sale of the Securities by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. See "Plan of Distribution." The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other such person. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

             The Company will not receive any proceeds from the sale of the Securities or the issuance of the Dividend Shares offered hereby. The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

             On December 15, 1997, the closing price for the Common Stock as quoted on the National Association of Securities Dealers, Inc. Automated Quotation System National Market ("Nasdaq National Market"), under the symbol "ICIX", was $53 5/16 per share. The Company has not and does not intend to apply for the listing of the Depositary Shares or the Series E Preferred Stock on any securities exchange or for quotation through the Nasdaq National Market. The Series E Preferred Stock and the Depositary Shares are eligible for trading in the National Association of Securities Dealers' Private Offerings, Resales and Trading Through Automative Linkages ("PORTAL") Market.

                             AVAILABLE INFORMATION

             The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, its Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at its Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material can also be inspected at the Web site of the Commission located at http://www.sec.gov. The Common Stock is listed on the Nasdaq National Market under the symbol "ICIX". Reports, proxy and information statements, and other information concerning the Company can also be inspected at the Nasdaq National Market at 1735 17 Street, N.W., Washington, D.C. 20006-1506.

             Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
        The following documents or information have been filed by the Company with the Commission and are incorporated herein by reference:

        The Company's Annual Report on Form 10-K for the year ended December 31,
          1996.
        The Company's Annual Report on Form 10-K/A for the year ended December
          31, 1996 filed with the Commission on May 15, 1997.
        The portions of the Proxy Statement for the Annual Meeting of Stockholders of the Company held on May 22, 1997 that have been incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 1996.
        The Company's Current Report on Form 8-K filed with the Commission on
          February 24, 1997.
        The Company's Quarterly Report on Form 10-Q for the quarter ended March
          31, 1997.
        The Company's Current Report on Form 8-K filed with the Commission on
          March 14, 1997.
        The Company's Current Report on Form 8-K filed with the Commission on
          June 5, 1997.
        The Company's Current Report on Form 8-K filed with the Commission on
          July 17, 1997.
        The Company's Current Report on Form 8-K/A filed with the Commission on
          August 4, 1997.
        The Company's Quarterly Report on Form 10-Q for the quarter ended June
          30, 1997.
        The Company's Current Report on Form 8-K filed with the Commission on
          October 27, 1997.
        The Company's Current Report on Form 8-K filed with the Commission on
          November 6, 1997.
        The Company's Quarterly Report on Form 10-Q for the quarter ended
          September 30, 1997.
        The Company's Current Report on Form 8-K filed with the Commission on
          November 25, 1997.
        The Company's Current Report on Form 8-K/A filed with the Commission on
          December 4, 1997.
        The Company's Current Report on Form 8-K/A filed with the Commission on
          December 16, 1997.
        The Company's Current Report on Form 8-K filed with the Commission on
          December 18, 1997.
        The Company's Current Report on Form 8-K/A filed with the Commission on December 22, 1997.
        The description of the capital stock contained in the Company's registration statements on Form 8-A under the Exchange Act, filed April 7, 1992, April 28, 1992 and April 30, 1992 (File No. 0-20135).

     In addition, the following information that has been filed with the Commission is incorporated herein by reference:

     The consolidated financial statements of DIGEX, Incorporated ("DIGEX") appearing in DIGEX's Annual Report on Form 10-KSB for the year ended December 31, 1996.

     The audited financial statements of Shared Technologies Fairchild Inc. ("Shared Technologies") appearing in Shared Technologies' Annual Report on Form 10-K for the year ended December 31, 1996.

     The consolidated financial statements and schedule of Shared Technologies appearing in Shared Technologies' Annual Report on Form 10-K for the year ended December 31, 1995.

     All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus will be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

             THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON TO INTERMEDIA COMMUNICATIONS, INC., 3625 QUEEN PALM DRIVE, TAMPA, FLORIDA 33619 (TELEPHONE 813-829-0011), ATTENTION:
   INVESTOR RELATIONS, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS) WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                                  RISK FACTORS

             Prospective investors should consider carefully the following factors relating to the business of the Company and this offering, in addition to other information set forth elsewhere in this Prospectus and in the Company's Annual Report on Form 10-K, before purchasing the Securities offered hereby.

             Substantial Indebtedness; Insufficiency of Earnings to Cover Fixed Charges, Including Dividends on the Series E Preferred Stock. The Company is highly leveraged. At September 30, 1997, after giving pro forma effect to the pending acquisition of Shared Technologies, the October 30 Offerings, the December Offering and the application of the net proceeds of the October 30 Offerings and the December Offering, the Company would have had outstanding approximately $1.3 billion in aggregate principal amount of indebtedness and other liabilities on a consolidated basis (including trade payables), approximately $312.0 million of obligations with respect to dividend payments and the mandatory redemption of the Series B Preferred Stock, $170.1 million of obligations with respect to the Series D Preferred Stock and $193.7 million of obligations with respect to the Series E Preferred Stock. The degree to which the Company is leveraged could have important consequences to holders of the Series E Preferred Stock, including the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to payment of the principal and interest on its indebtedness, to payment of dividends on and the redemption of the Series B Preferred Stock and the payment of dividends on the Series D Preferred Stock and the Series E Preferred Stock, thereby reducing funds available for other purposes; (ii) the Company's significant degree of leverage could increase its vulnerability to changes in general economic conditions or increases in prevailing interest rates; (iii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes could be impaired; and (iv) the Company may be more leveraged than certain of its competitors, which may be a competitive disadvantage.

             The Company's historical earnings have been insufficient to cover combined fixed charges and dividends on preferred stock by $0.6 million, $2.3 million, $3.3 million, $19.8 million and $60.0 million for each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996, respectively. In addition, insufficiencies of $37.6 million and $187.0 million were experienced in the nine-month periods ended September 30, 1996 and 1997, respectively. On a pro forma basis, after giving applicable effect to the DIGEX, EMI, NetSolve and UTT acquisitions, the pending acquisition of Shared Technologies and the March 1997 offerings, July 1997 Offerings (as defined herein), October 30 Offerings and December Offering, the Company's earnings were insufficient to cover combined fixed charges and dividends on preferred stock by $269.6 million for the year ended December 31, 1996 and by $317.8 million for the nine months ended September 30, 1997. The Company anticipates that earnings will be insufficient to cover fixed charges for the next several years. In order for the Company to meet its debt service obligations, its dividend and redemption obligations with respect to the Series B Preferred Stock and its dividend obligations with respect to the Series D Preferred Stock and Series E Preferred Stock the Company will need to substantially improve its operating results. There can be no assurance that the Company's operating results will be of sufficient magnitude to enable the Company to meet such debt service, dividend and redemption obligations. In the absence of such operating results, the Company could face substantial liquidity problems and might be required to raise additional financing through the issuance of debt or equity securities; however, there can be no assurance that Intermedia would be successful in raising such financing, or the terms or timing thereof.

             Restrictions on the Company's Ability to Pay Dividends on the Series E Preferred Stock. To date, the Company has not paid cash dividends on its shares of capital stock. The ability of Intermedia to pay cash dividends on the Series E Preferred Stock is substantially restricted under various covenants and conditions contained in the Indenture (the "12 1/2% Notes Indenture") governing the Company's 12 1/2% Senior Notes due 2006 (the "12 1/2% Notes"), the Indenture (the "11 1/4% Notes Indenture") governing the Company's 11 1/4% Senior Discount Notes due 2007 (the "11 1/4% Notes"), and the Indenture (the "8 7/8% Notes Indenture") governing the Company's 8 7/8% Notes due 2007 (the "8 7/8% Notes"), the Indenture (the "8 1/2% Notes Indenture, and together with the 12 1/2% Notes Indenture, the 11 1/4% Notes Indenture and the 8 7/8% Notes Indenture, the "Existing Senior Notes Indentures") governing the Company's 8 1/2% Senior Notes due 2008 (the 8 1/2% Notes, and together with the 12 1/2% Notes, the 11 1/4% Notes and the 8 7/8% Notes, the "Existing Senior Notes") and the Certificate of Designation (the "Series B Certificate of Designation") setting forth the rights of the Series B Preferred Stock. In addition to the limitations imposed on the payment of dividends by the Existing Senior Notes Indentures and the Series B Certificate of Designation, under Delaware law the Company is permitted to pay dividends on its capital stock, including the Series E Preferred Stock, only out of its surplus, or in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities and the liquidation preference of its preferred stock plus the par value of its outstanding capital stock. At September 30, 1997, the Company had stockholders equity of $(90.8) million and surplus of $(90.9) million. The Company has had net losses in each of the last five years and expects to operate at a net loss for the next several years. These net losses will further reduce stockholders' equity and the surplus of the Company. For the nine months ended September 30, 1997, the Company had a net loss attributable to common stockholders of $228.3 million ($359.1 million on a pro forma basis after giving effect to the DIGEX Acquisition (as defined herein), the pending acquisition of Shared Technologies and the October 30 Offerings and the December Offering and the application of proceeds therefrom). In order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay cash dividends on the Series E Preferred Stock.

             In the event dividends are paid in shares of Common Stock, the number of shares of Common Stock to be issued on each dividend payment date will be determined by dividing the total dividend to be paid on each Depositary Share by 95% of the average of the high and low sales prices of the Common Stock as reported by the Nasdaq National Market or any national securities exchange upon which the Common Stock is then listed, for each of the ten consecutive trading days immediately preceding the fifth business day preceding the record date for such dividend. If such average is greater than 5.05% higher than the market value for the Common Stock on the dividend payment date and the holder sells at such lower price, the holder's actual dividend yield would be lower than the stated dividend yield on the Series E Preferred Stock. In addition, the holder is likely to incur commissions and other transaction costs in connection with the sale of such Common Stock.

             The Certificate of Designation provides that upon (a) the accumulation of accrued and unpaid dividends on the outstanding Series E Preferred Stock in an amount equal to six quarterly dividends (whether or not consecutive) and (b) the failure of the Company to make a Preferred Stock Change of Control Offer or to repurchase the Series E Preferred Stock tendered in a Preferred Stock Change of Control, the sole remedy to the holders of the Series E Preferred Stock is the voting rights arising from a Voting Rights Triggering Event (as defined herein). See "Description of Series E Preferred Stock-Voting Rights."

             Subordination of the Series E Preferred Stock. The Company's obligations with respect to the Series E Preferred Stock are subordinate and junior in right of payment to all present and future indebtedness of the Company and its subsidiaries, including the Existing Senior Notes, to the Series B Preferred Stock and to all subsequent series of preferred stock of the Company which by their terms rank senior to the Series E Preferred Stock. In addition to the substantial dividend restrictions set forth in the Existing Senior Notes Indentures, no cash dividend payments may be made with respect to the Series E Preferred Stock if (i) the obligations with respect to the Existing Senior Notes or Series B Preferred Stock are not paid when due or (ii) any other event of default has occurred under the Existing Senior Notes Indentures or Series B Certificate of Designation, and is continuing or would occur as a consequence of such payment. As of September 30, 1997, on a pro forma basis after giving effect to the October 30 Offerings and the December Offering and the application of the net proceeds therefrom, the Series E Preferred Stock would have been junior in right of payment to $1.7 billion of indebtedness and other liabilities and commitments and liquidation preference of the Company and its subsidiaries. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Series E Preferred Stock only after all Senior Securities and all indebtedness of the Company have been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the Series E Preferred Stock then outstanding. The Company has entered into preliminary discussions with several banks looking toward the establishment of a $250.0 million senior credit facility. Although there can be no assurance that such negotiations will be successful, or that the ultimate amount of the credit line will amount to $250.0 million, the credit facility would likely be secured by substantially all of the assets of the Company. See "Description of Series E Preferred Stock-Ranking."

             Risks Associated with Acquisitions.   The Company intends to use
   the net proceeds of the October 30 Offerings and the December Offering to expand its networks and service offerings through internal development and acquisitions. The Company has used a portion of such net proceeds to fund a pending acquisition of Shared Technologies. On December 17, 1997, the Company entered into a definitive agreement for the LDS Acquisition (as defined herein). Such acquisitions, if made, could divert the resources and management time of the Company and would require integration with the Company's existing networks and services. There can be no assurance that the pending acquisitions of Shared Technologies and LDS (as defined herein) will be consummated or that any other acquisitions will occur or that any such acquisitions, including the acquisitions of Shared Technologies and LDS, if made, would be on terms favorable to the Company or would be successfully integrated into the Company's operations.

             Consistent with its strategy, the Company is currently evaluating, has made offers with respect to, and is engaged in discussions regarding various acquisition opportunities. These acquisitions could be funded by cash (including the proceeds of the October 30 Offerings and the December Offering) and/or the Company's securities. It is possible that one or more of such possible future acquisitions, if completed, could adversely affect the Company's funds from operations or cash available for distribution, in the short term or the long term or both, or increase the Company's debt, or such an acquisition could be followed by a decline in the market value of the Company's securities. Under the terms of the purchase agreement with the Initial Purchasers, the Company is not prohibited from issuing equity securities in connection with an acquisition during the 90-day "lock-up" period following the October 30 Offerings.

             On November 20, 1997, Intermedia, Moonlight Acquisition Corp., a wholly-owned subsidiary of Intermedia, and Shared Technologies signed a definitive merger agreement pursuant to which holders of Shared Technologies' common stock would receive $15.00 per share in cash upon consummation of the merger. In connection with the proposed acquisition of Shared Technologies and in anticipation of Shared Technologies becoming a "Restricted Subsidiary" within the meaning of the Company's Existing Senior Notes Indentures and the Series B Certificate of Designation, the Company purchased certain equity interests and certain notes issued by Shared Technologies. See "Recent Developments -- Acquisitions." If the proposed acquisition of Shared Technologies is not consummated before April 22, 1998 and, as a result, Shared Technologies does not become a Restricted Subsidiary of the Company, an Event of Default may occur under the terms of each of the Existing Senior Notes Indentures and the Series B Certificate of Designation unless the Company disposes of its investment in Shared Technologies without a loss or holds its investment through an Unrestricted Subsidiary. If such an event of default occurs, upon receipt of notice from the trustee under any of the Existing Senior Notes Indentures, or the holders of at least 25% of the outstanding principal amounts of the 12 1/2% Notes, the 11 1/4% Notes, the 8 7/8% Notes or the 8 1/2% Notes, acceleration of the 12 1/2% Notes, the
   11 1/4% Notes, the 8 7/8% Notes or the 8 1/2% Notes, respectively, would result. The occurrence of an Event of Default would not lead to the acceleration of the Series B Preferred Stock. If all of the Existing Senior Notes were accelerated, the Company would not have sufficient funds available to repay the Existing Senior Notes, unless it could arrange a refinancing of the Existing Senior Notes.

             Effect of Substantial Additional Indebtedness on the Company's Ability to Make Payments on the Series E Preferred Stock. The Existing Senior Notes Indentures and the Series B Certificate of Designation limit, but do not prohibit, the incurrence of additional indebtedness by the Company and its subsidiaries, and the Company may incur substantial additional indebtedness during the next few years to finance the construction of networks and purchase of network electronics, including local/long distance voice and data switches. The Company may establish a bank credit facility for up to $250 million. All additional indebtedness of the Company will rank senior in right of payment to any payment obligations with respect to the Series E Preferred Stock. The debt service requirements of any additional indebtedness would make it more difficult for the Company to pay cash dividends with respect to the Series E Preferred Stock.

             Regulatory Approval of the October 30 Offerings and the December Offering. Nine of the states in which the Company is certificated provide for prior approval or notification of the issuance of securities by the Company. Because of time constraints, the Company did not expect to have obtained such approval from any of the nine states prior to consummation of the October 30 Offerings or the December Offering. The requirements for these filings may have been pre-empted by the National Securities Market Improvement Act of 1996, although there is no case law on this point. The Company filed the necessary notifications and applications for approval in these states prior to the October 30 Offerings and has obtained approval or been advised that no formal approval is necessary in six states. The Company has also filed such notifications and applications with respect to the December Offering. After consultation with counsel, the Company believes the remaining approvals will be granted and that obtaining such approvals subsequent to the October 30 Offerings and the December Offering should not result in any material adverse consequences to the Company, although there can be no assurance that such a consequence will not result.

             Maintenance of Peering Relationships. The Internet is comprised of many Internet service providers ("ISPs") who operate their own networks and interconnect with other ISPs at various peering points. The establishment and maintenance of peering relationships with other ISPs is necessary in order to exchange traffic with other ISPs without having to pay settlement charges. Although the Company meets the industry's current standards for peering, there is no assurance that other national ISPs will maintain peering relationships with the Company. In addition, there may develop increasing requirements associated with maintaining peering with the major national ISPs with which the Company may have to comply. There can be no assurance that the Company will be able to expand or adapt its network infrastructure to meet the industry's evolving standards on a timely basis, at a commercially reasonable cost, or at all.

             Potential Liability of On-Line Service Providers. The law in the United States relating to the liability of on-line service providers and ISPs for information carried on, disseminated through or hosted on their systems is currently unsettled. Several private lawsuits seeking to impose such liability are currently pending. In one case brought against an ISP, Religious Technology Center v. Netcom On-Line Communication Services, Inc., the United States District Court for the Northern District of California ruled in a preliminary phase that under certain circumstances ISPs could be held liable for copyright infringement. The Telecommunications Act of 1996 (the "1996 Act") prohibits and imposes criminal penalties for using an interactive computer service to transmit certain types of information and content, such as indecent or obscene communications. On June 26, 1997, the Supreme Court affirmed the decision of a panel of three federal judges which granted a preliminary injunction barring enforcement of this portion of the 1996 Act to the extent that enforcement is based upon allegations other than obscenity or child pornography as an impermissible restriction on the First Amendment's right of free speech. In addition, numerous states have adopted or are currently considering similar types of legislation. The imposition upon ISPs or Web hosting sites of potential liability for materials carried on or disseminated through its systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain product or service offerings. The Company believes that it is currently unsettled whether the 1996 Act prohibits and imposes liability for any services provided by the Company should the content or information transmitted be subject to the statute. The increased attention focused upon liability issues as a result of these lawsuits, legislation and legislative proposals could affect the growth of Internet use. Any such liability or asserted liability could have a material adverse effect on the Company's business, financial condition and results of operations.

             Dependence upon Network Infrastructure; Risk of System Failure; Security Risks. The Company's success in marketing its services to business and government users requires that the Company provide superior reliability, capacity and security via its network infrastructure. The Company's networks are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which have caused, and will continue to cause, interruptions in service or reduced capacity for the Company's customers. Similarly, the Company's ISP business relies on the availability of its network infrastructure for the provision of Internet connectivity. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on the Company's business, financial condition and results of operations.

             Absence of a Public Market for the Depositary Shares. The Series E Preferred Stock and the Depositary Shares were issued by the Company in the October 30 Equity Offering. The Company does not intend to apply for listing of the Depositary Shares or the Series E Preferred Stock on any securities exchange or on the Nasdaq National Market. The Initial Purchasers have informed the Company that they make a market for the Depositary Shares, but they are not obligated to do so and their market making activity may be discontinued at any time without notice. Accordingly, there can be no assurance as to the liquidity or continuation of any market for the Depositary Shares. The Depositary Shares may trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for securities such as the Depositary Shares has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Depositary Shares. There can be no assurance that the market for the Depositary Shares would not be subject to similar disruptions. The Company does not expect a market for the Series E Preferred Stock to develop.

             Certain Tax Considerations. For a discussion of certain material federal income tax considerations which are relevant to the purchase, ownership and disposition of the Depositary Shares and the Series E Preferred Stock, see "Certain Federal Income Tax Consequences."

             Anti-Takeover Provisions. The Company's Certificate of Incorporation and Bylaws, the provisions of the Delaware General Corporation Law (the "DCGL"), the Existing Senior Notes Indentures, the Series B Certificate of Designation, the Series D Certificate of Designation and the Certificate of Designation (as defined herein) may make it difficult in some respects to effect a change in control of the Company and replace incumbent management. In addition, the Company's Board of Directors has adopted a Stockholder's Rights Plan, pursuant to which rights to acquire a series of preferred stock, exercisable upon the occurrence of certain events, were distributed to its stockholders. The existence of these provisions may have a negative impact on the price of the Common Stock, may discourage third party bidders from making a bid for the Company, or may reduce any premiums paid to stockholders for their Common Stock. In addition, the Board has the authority to fix the rights and preferences of, and to issue shares of, the Company's preferred stock, which may have the effect of delaying or preventing a change in control of the Company without action by its stockholders.

             Shares Eligible for Future Sale. Future sales of shares by existing stockholders under Rule 144 of the Securities Act, or through the exercise of outstanding registration rights or the issuance of shares of Common Stock upon the exercise of options or warrants or conversion of convertible securities could materially adversely affect the market price of shares of Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities. Substantially all of the Company's outstanding shares, other than those held by affiliates, are transferable without restriction under the Securities Act. No predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of shares of Common Stock prevailing from time to time.

             Limited Operations of Certain Services; History of Net Losses. The Company's business commenced in 1987. Substantially all of the Company's revenues are derived from local exchange services, enhanced data services, long distance services, integration services and certain local network services. Many of these services have only recently been initiated or their availability only recently expanded in new market areas. The Company is expecting to substantially increase the size of its operations in the near future. Prospective investors, therefore, have limited historical financial information about the Company upon which to base an evaluation of the Company's performance. Given the Company's limited operating history, there is no assurance that it will be able to compete successfully in the telecommunications business.

             The development of the Company's business and the expansion of its networks require significant capital, operational and administrative expenditures, a substantial portion of which are incurred before the realization of revenues. These capital expenditures will result in negative cash flow until an adequate customer base is established. Although its revenues have increased in each of the last three years, Intermedia has incurred significant increases in expenses associated with the installation of local/long distance voice switches and expansion of its fiber optic networks, services and customer base. Intermedia reported net losses of approximately $3.1 million, $20.7 million, $57.2 million for the years ended December 31, 1994, 1995 and 1996 and a net loss of $201.2 million for the nine months ended September 30, 1997, respectively. The Company anticipates recording a significant net loss in 1997 that is expected to be substantially greater than the loss in 1996 and expects net losses to continue for the next several years. In addition, the Company expects to have negative EBITDA in 1997. There can be no assurance that Intermedia will achieve or sustain profitability or positive EBITDA in the future.

             Class Action by DIGEX Stockholders. On June 5, 1997, the Company announced that it had agreed to acquire 100% of the outstanding equity of DIGEX, Incorporated ("DIGEX"; the "DIGEX Acquisition"). The acquisition was consummated through a tender offer for all of the outstanding shares of DIGEX, which closed on July 9, 1997, followed by a cash merger effective on July 11, 1997 (the "Merger").

             On June 20, 1997, two purported class action complaints were filed in the Court of Chancery of the State of Delaware in and for New Castle County respectively by TAAM Associates, Inc. and David and Chaile Steinberg (the "Complaints"), purported stockholders of DIGEX, on behalf of all non-affiliated common stockholders of DIGEX, against Intermedia, DIGEX and the Directors of DIGEX (the "DIGEX Directors"). The Complaints allege that the DIGEX Directors violated their fiduciary duties to the public stockholders of DIGEX by agreeing to vote in favor of the Merger and that Intermedia knowingly aided and abetted such violation by offering to retain DIGEX management in their present positions and consenting to stock option grants to certain executive officers of DIGEX. The Complaints sought preliminary and permanent injunctions enjoining the Merger but no applications were made for such injunctions prior to the consummation of the Merger on July 11, 1997. In addition, the Complaints seek cash damages from the DIGEX Directors. In August 1997, a motion to dismiss the Complaints was filed on behalf of Intermedia, DIGEX and the DIGEX Directors. The action has been dormant since that time.

             These cases are in their very early stages and no assurance can be given as to their ultimate outcome. Intermedia, after consultation with its counsel, believes that there are meritorious factual and legal defenses to the claims in the Complaints. Intermedia intends to defend vigorously the claims in the Complaints.

             Significant Capital Requirements and Need for Additional Financing. Expansion of the Company's existing networks and services and the development of new networks and services require significant capital expenditures. Intermedia expects to fund its capital requirements through existing resources, joint ventures, debt or equity financing (including capital raised through the October 30 Offerings and the December Offering), credit availability and internally generated funds. The Company expects that continued expansion of its business will require raising equity and/or debt by the end of fiscal 1999. Depending on market conditions, the Company may determine to raise additional capital before such time. There can be no assurance, however, that Intermedia will be successful in raising sufficient debt or equity on terms that it will consider acceptable. Moreover, the Existing Senior Notes Indentures, the Series B Certificate of Designation, the Series D Certificate of Designation and the Certificate of Designation impose certain restrictions upon the Company's ability to incur additional indebtedness or issue additional preferred stock. In addition, the Company's future capital requirements will depend upon a number of factors, including marketing expenses, staffing levels and customer growth, as well as other factors that are not within the Company's control, such as competitive conditions, government regulation and capital costs. Failure to generate sufficient funds may require Intermedia to delay or abandon some of its future expansion or expenditures, which would have a material adverse effect on its growth and its ability to compete in the telecommunications industry.

             Expansion Risk. The Company is experiencing a period of rapid expansion which management expects will increase in the near future. This growth has increased the operating complexity of the Company as well as the level of responsibility for both existing and new management personnel. The Company's ability to manage its expansion effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The Company's inability to effectively manage its expansion could have a material adverse effect on its business.

             A portion of the Company's expansion may occur through acquisitions as an alternative to direct investments in the assets required to implement the expansion. No assurance can be given that suitable acquisitions can be identified, financed and completed on acceptable terms, or that the Company's future acquisitions, if any, will be successful or will not impair the Company's ability to service its outstanding obligations.

             Risks of Implementation; Need to Obtain Permits and Rights of Way. The Company is continuing to expand its existing networks. The Company has identified other expansion opportunities in the eastern half of the United States and is currently extending the reach of its networks to pursue such opportunities. There can be no assurance that the Company will be able to expand its existing networks or construct or acquire new networks as currently planned on a timely basis. The expansion of the Company's existing networks and its construction or acquisition of new networks will be dependent, among other things, on its ability to acquire rights-of-way and any required permits on satisfactory terms and conditions and on its ability to finance such expansion, acquisition and construction. In addition, the Company may require pole attachment agreements with utilities and incumbent local exchange carriers ("ILECs") to operate existing and future networks, and there can be no assurance that such agreements will be obtained or obtainable on reasonable terms. These factors and others could adversely affect the expansion of the Company's customer base on its existing networks and commencement of operations on new networks. If the Company is not able to expand, acquire or construct its networks in accordance with its plans, the growth of its business would be materially adversely affected.

             Competition. In each of its markets, the Company faces significant competition for the local network services, including local exchange services, it offers from ILECs, which currently dominate their local telecommunications markets. ILECs have long-standing relationships with their customers which relationships may create competitive barriers. Furthermore, ILECs may have the potential to subsidize competitive service from monopoly service revenues. In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. The Company also faces competition in most markets in which it operates from one or more integrated communications services providers ("ICPs") and ILECs operating fiber optic networks. In addition, the Company faces competition in its integration services business from equipment manufacturers, the regional Bell operating companies ("RBOCs") and other ILECs, long distance carriers and systems integrators, and in its enhanced data services business (including Internet) from local telephone companies, long distance carriers, very small aperture terminal ("VSAT") providers, other ISPs and others. In particular, the market for Internet services is extremely competitive and there are limited barriers to entry. Many of the Company's existing and potential competitors have financial, personnel and other resources significantly greater than those of the Company.

             The Company believes that various legislative initiatives, including the recently enacted 1996 Act, have removed remaining legislative barriers to local exchange competition. Nevertheless, in light of the passage of the 1996 Act, regulators are also likely to provide ILECs with increased pricing flexibility as competition increases. If ILECs are permitted to lower their rates substantially or engage in excessive volume or term discount pricing practices for their customers, the net income or cash flow of ICPs and competitive local exchange carriers ("CLECs"), including the Company, could be materially adversely affected. In addition, while the Company currently competes with AT&T, MCI and others in the interexchange services market, the recent federal legislation permits the RBOCs to provide interexchange services once certain criteria are met. Once the RBOCs begin to provide such services, they will be in a position to offer single source service similar to that being offered by Intermedia. Recently, a Federal District Court in Texas found unconstitutional certain provisions of the 1996 Act restricting the RBOCs from offering long distance service in their operating regions until they could demonstrate that their networks have been made available to competitive providers of local exchange services in those regions. If that decision is permitted to stand, it could result in RBOCs providing interexchange service in their operating regions sooner than previously expected. See "The Company - Recent Developments - Regulatory Changes." In addition, AT&T and MCI have entered and other interexchange carriers have announced their intent to enter into the local exchange services market, which is facilitated by the 1996 Act's resale and unbundled network element provisions. The Company cannot predict the number of competitors that will emerge as a result of existing or new federal and state regulatory or legislative actions. Competition from the RBOCs with respect to interexchange services or from AT&T, MCI or others with respect to local exchange services could have a material adverse effect on the Company's business.


             Regulation. The Company is subject to varying degrees of federal, state and local regulation. The Company is not currently subject to price cap or rate of return regulation at the state or federal level, nor is it currently required to obtain Federal Communications Commission ("FCC") authorization for the installation, acquisition or operation of its interstate network facilities. Further, the FCC issued an order holding that non-dominant carriers, such as the Company, are required to withdraw interstate tariffs for domestic long distance service. That order has been stayed by a federal appeals court and it is not clear at this time whether the detariffing order will be implemented. Until further action is taken by the court, the Company will continue to maintain tariffs for these services. In June 1997, the FCC issued another order stating that non-dominant carriers, such as the Company, could withdraw their tariffs for interstate access services. While the Company has no immediate plans to withdraw its tariff, this FCC order allows the Company to do so. The FCC also requires the Company to file interstate tariffs on an ongoing basis for international traffic. The Company is generally subject to certification or registration and tariff or price list filing requirements for intrastate services by state regulators. Although passage of the 1996 Act should result in increased opportunities for companies that are competing with the ILECs, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on the Company. In addition, although the 1996 Act provides incentives to the ILECs that are subsidiaries of RBOCs to enter the long distance service market by requiring ILECs to negotiate interconnection agreements with local competitors, there can be no assurance that these ILECs will negotiate quickly with competitors such as the Company for the required interconnection of the competitor's networks with those of the ILECs or that such agreements will be favorable.

             Potential Diminishing Rate of Growth. During the period from 1994 through 1996, the Company's revenues grew at a compound annual growth rate of 169%. While the Company expects to continue to grow, as its size increases it is likely that its rate of growth will diminish.

             Risk of New Service Acceptance by Customers. The Company has recently introduced a number of services, primarily local exchange services, that the Company believes are important to its long-term growth. The success of these services will be dependent upon, among other things, the willingness of customers to accept the Company as the provider of such services. No assurance can be given that such acceptance will occur; the lack of such acceptance could have a material adverse effect on the Company.

             Rapid Technological Changes. The telecommunications industry is subject to rapid and significant changes in technology. While Intermedia believes that, for the foreseeable future, these changes will neither materially affect the continued use of its fiber optic networks nor materially hinder its ability to acquire necessary technologies, the effect on the business of Intermedia of technological changes such as changes relating to emerging wireline and wireless transmission technologies, including software protocols, cannot be predicted.

             Dependence on Key Personnel. The Company's business is managed by a small number of key management and operating personnel, the loss of certain of whom could have a material adverse impact on the Company's business. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. None of the Company's key executives, other than David C. Ruberg, President, Chief Executive Officer and Chairman of the Board, is a party to a long-term employment agreement with the Company.

             Risk of Cancellation or Non-Renewal of Network Agreements, Licenses and Permits. The Company has lease and/or purchase agreements for rights-of-way, utility pole attachments, conduit and dark fiber for its fiber optic networks. Although the Company does not believe that any of these agreements will be cancelled in the near future, cancellation or non-renewal of certain of such agreements could materially adversely affect the Company's business in the affected metropolitan area. In addition, the Company has certain licenses and permits from local government authorities. The 1996 Act requires that local government authorities treat telecommunications carriers in a competitively neutral, non-discriminatory manner, and that most utilities, including most ILECs and electric companies, afford alternative carriers access to their poles, conduits and rights-of-way at reasonable rates on non-discriminatory terms and conditions. There can be no assurance that the Company will be able to maintain its existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement its strategy on acceptable terms.

             Dependence on Business from Interexchange Carriers ("IXCs"). For the year ended December 31, 1996, approximately 10% of the Company's consolidated revenues were attributable to access services provided to IXCs. The loss of access revenues from IXCs in general could have a material adverse effect on the Company's business.

             In addition, the Company's growth strategy assumes increased revenues from IXCs from the deployment of local/long distance voice switches on its networks and the provision of switched access origination and termination services. There is no assurance that the IXCs will continue to increase their utilization of the Company's services, or will not reduce or cease their utilization of the Company's services, which could have a material adverse effect on the Company.

             Business Combinations; Change of Control. The Company has from time to time held, and continues to hold, preliminary discussions with (i) potential strategic investors who have expressed an interest in making an investment in or acquiring the Company and (ii) potential joint venture partners looking toward the formation of strategic alliances that would expand the reach of the Company's networks or services without necessarily requiring an additional investment in the Company. In addition to providing additional growth capital, management believes that an alliance with an appropriate strategic investor would provide operating synergy to, and enhance the competitive positions of, both Intermedia and the investor within the rapidly consolidating telecommunications industry. There can be no assurance that agreements for any of the foregoing will be reached. An investment, business combination or strategic alliance could constitute a change of control. The Existing Senior Notes Indentures and the Series B Certificate of Designation provide that a change of control would require the Company to repay the indebtedness and redeem the Series B Preferred Stock outstanding under such instruments. A change of control also requires the Company to offer to redeem the Series D Preferred Stock and the Series E Preferred Stock. The terms of the Existing Senior Notes Indentures and the Series B Certificate of Designation contain provisions that may prohibit the repurchase of the Series E Preferred Stock. If a change of control does occur, there is no assurance that the Company would have sufficient funds to make such repayments and redemption or could obtain any additional debt or equity financing that could be necessary in order to repay the Existing Senior Notes and to redeem the Series B Preferred Stock in order to redeem the Series E Preferred Stock.

             Forward Looking Statements. The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of
   1995), which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements are only estimates or predictions. No assurance can be given that future results will be achieved; actual events or results may differ materially as a result of risks facing the Company or actual results differing from the assumptions underlying such statements.

   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

             The Company's historical earnings have been insufficient to cover combined fixed charges and dividends on preferred stock by $0.6 million, $2.3 million, $3.3 million, $19.8 million and $60.0 million for each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996, respectively. In addition, insufficiencies of $37.6 million and $187.0 million were experienced in the nine-month periods ended September 30, 1996 and 1997, respectively. On a pro forma basis, after giving effect to the DIGEX, EMI, NetSolve and UTT acquisitions, the pending acquisition of Shared Technologies and the March 1997 offerings, July 1997 Offerings, October 30, 1997 Offerings and December Offering, the Company's earnings were insufficient to cover combined fixed charges and dividends on preferred stock by $269.6 million for the year ended December 31, 1996 and by $317.8 million for the nine months ended September 30, 1997.

             See "Risk Factors Substantial Indebtedness; Insufficiency of Earnings to Cover Fixed Charges Including Dividends on the Series E Preferred Stock" for a further discussion of factors which may have an impact on the Company's ratio of earnings to combined fixed charges and preferred stock dividends.

                                  THE COMPANY

             Intermedia is a rapidly growing ICP, offering a full suite of local, long distance and enhanced data telecommunications services to business and government end user customers, long distance carriers, ISPs, resellers and wireless communications companies. Founded in 1987, the Company is currently the third largest (based on annualized telecommunications services revenues) among providers generally referred to as CLECs after MFS Communications Company, Inc. and Teleport Communications Group Inc. As of September 30, 1997, the Company had sales offices in 43 cities throughout the eastern half of the United States and offered a full product package of telecommunications services in 19 metropolitan statistical areas. In April 1996, Intermedia became one of the first ICPs in the United States to provide integrated switched local and long distance service and as of December 16, 1997 had thirteen switches in service. The Company provides enhanced data services, including frame relay, asynchronous transfer mode ("ATM") and Internet access services, primarily to business and government customers (including over 100 ISPs), in approximately 3,800 cities nationwide, utilizing approximately 130 Company-owned data switches. Intermedia also serves as a facilities-based interexchange carrier to approximately 15,000 customers nationwide. Intermedia continues to increase its customer base and network density in the eastern half of the United States and is pursuing attractive opportunities to add additional services and expand into complementary geographic markets.

             Intermedia was incorporated in the State of Delaware on November 9, 1987, as the successor to a Florida corporation that was founded in 1986. The Company's principal offices are located at 3625 Queen Palm Drive, Tampa, Florida 33619, and its telephone number is (813) 829-0011.

   RECENT DEVELOPMENTS

             Acquisitions.   On December 17, 1997 the Company entered into a
   definitive agreement for the acquisition of the Long Distance Savers group of companies ("LDS") for a purchase price of approximately $151.0 million, of which $120.0 million is payable in Intermedia common stock and $31.0 million is payable in cash, in each case, subject to certain adjustments (the "LDS Acquisition"). Closing of the LDS Acquisition, expected to occur in the first quarter of 1998, is subject to customary conditions, including regulatory approvals, and there can be no assurance that the LDS Acquisition will be consummated.

             LDS is a regional interexchange carrier, providing long distance services and Internet access to more than 45,000 business subscribers and employing over 100 sales and customer service professional in Louisiana, Texas, Oklahoma, Mississippi and Florida. LDS had revenues of $101.7 million and $82.3 million and EBITDA of $15.0 million and $9.9 million for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. The LDS Acquisition will provide a significant time-to-market advantage in a region important to Intermedia's expansion plan, while also contributing an experienced regional management team and established sales platform. Because LDS's service portfolio and footprint complements Intermedia's, management of the Company believes that the LDS Acquisition also presents significant synergy realization opportunities. By joining forces with an established operating company with a staff of experienced sales, management and technical personnel, Intermedia expects to expedite its entry into these Southern markets.

             On November 20, 1997, Intermedia, through Moonlight Acquisition Corp., a wholly-owned subsidiary of Intermedia, entered into a definitive merger agreement with Shared Technologies. The total deemed purchase price for Shared Technologies is estimated to be approximately $640 million, excluding certain transaction expenses and fees relating to certain agreements. In addition, Intermedia agreed to settle certain litigation. As part of the agreement, Intermedia was granted irrevocable options, which together with other common stock of Shared Technologies owned by Intermedia, gives Intermedia control of over 50% of Shared Technologies common stock on a fully diluted basis. Intermedia made a tender offer for four million additional shares of Shared Technologies at $15 per share in cash, which expired on December 26, 1997. More than 16 million shares were tendered pursuant to the tender offer. In order to avoid the purchase of fractional shares, 4,000,064 shares were accepted.

             Shared Technologies is the nation's largest provider of shared telecommunications services and systems. Through its technical infrastructure and 800 employees, Shared Technologies acts as a single point of contact for business telecommunications services at more than 465 buildings throughout the United States and Canada. For the year ended December 31, 1996 and the nine months ended September 30, 1997, Shared Technologies' revenues were approximately $157.2 million and $141.8 million, respectively, and its EBITDA for such periods were approximately $34.9 million and $33.4 million, respectively. This acquisition is expected to enhance Intermedia's national presence in telecommunications markets, enabling it to provide a bundled offering of local, long distance, data, Internet and systems integration services to Shared Technologies' existing 15,000 business customers. If this acquisition is consummated, the Company will have approximately 160,000 CLEC access lines, serving more than 2,000 buildings.

             The merger agreement is expected to be consummated during the first quarter of 1998. Consummation of the merger agreement is subject to various customary conditions, including approval by Shared Technologies's stockholders and receipt of necessary regulatory approvals.

             On July 11, 1997, the Company consummated the final step in the DIGEX Acquisition through the merger of Daylight Acquisition Corp. ("Daylight"), a wholly-owned subsidiary of the Company, with DIGEX. The aggregate consideration for the DIGEX Acquisition, which was funded with the Company's then existing cash reserves, was approximately $160 million. DIGEX, headquartered in suburban Washington, D.C., is a national ISP, which provides a comprehensive range of industrial strength Internet solutions, including high speed dedicated business Internet connectivity, Web site management and private network solutions, primarily to business and government customers. For the nine months ended September 30, 1997, DIGEX's revenues were approximately $33.5 million.

             The Company is currently evaluating, has made offers with respect to and is engaged in discussions regarding various acquisition opportunities. These acquisitions could be funded by cash (including the proceeds of the October 30 Offerings and the December Offering) and/or the Company's securities. Except as described in this Registration Statement, Intermedia is not a party to any agreement for any material acquisition nor can there be any assurance that any such acquisition will be consummated. Under the terms of the Purchase Agreement with the Initial Purchasers, the Company is not prohibited from issuing equity securities, including common stock, in connection with an acquisition during the 90-day "lock-up" period following the October 30 Offerings.

             Offerings. On December 23, 1997, the Company completed a private placement (the "December Offering") of $350.0 million of 8 1/2% Senior Notes due 2008 (the "8 1/2% Senior Notes"). The Initial Purchasers were also granted an over-allotment option with respect to $50.0 million of 8 1/2% Notes.

             On October 30, 1997, the Company completed private placements of the Depositary Shares and the 8 7/8% Notes. The aggregate gross proceeds from the October 30 Offerings (including the subsequent exercise of the over-allotment options with respect to the Depositary Shares and the 8 7/8%
   Notes in connection therewith) were $460.3 million.

             In July 1997, the Company completed private placements (the "July 1997 Offerings") of 6,900,000 Depositary Shares (including the exercise of the over-allotment option with respect to such Depositary Shares) (the "Series D Depositary Shares"), each representing a one-hundredth interest in a share of Series D Preferred Stock, and $649.0 million principal amount at maturity of 11/1//4% Notes (including the exercise of the over-allotment option with respect to such Notes). The aggregate gross proceeds from the July 1997 Offerings were approximately $547.3 million.

             Regulatory Changes. The 1996 Act and the issuance by the FCC of rules governing local competition, particularly those requiring the interconnection of all networks and the exchange of traffic among the ILECs and CLECs, as well as pro-competitive policies already developed by state regulatory commissions, have caused fundamental changes in the structure of the local exchange markets. On July 18, 1997, the U.S. Court of Appeals for the Eighth Circuit issued a final decision vacating the FCC's pricing and "most favored nation" rules, as well as certain other of the FCC's interconnection rules. On October 14, 1997, the Eighth Circuit Court issued an order clarifying its previous decision. In this order, the Court held that ILECs have an obligation under the 1996 Act to offer other carriers access to the ILECs network elements on an unbundled basis, but the ILECs do not have an obligation to recombine those elements for use by other carriers. The FCC and other parties have requested the Supreme Court to review these decisions. These issues also remain subject to scrutiny and oversight by state regulatory commissions. Although the Company is not able to predict the impact of these decisions on future efforts to negotiate interconnection agreements with ILECs, the Company's analysis shows that interconnection arrangements that have been approved or mandated by state regulatory commissions have been consistent with the intent of the 1996 Act and the Company's business plan. These regulatory developments create opportunities for new entrants offering local exchange services to capture a portion of the ILECs' nearly 100% market share. Due to the rapid development and continuing growth of the Company's sales force and its competitive advantages in providing integrated telecommunications services, the Company believes that it is well positioned to capitalize on the new market opportunities emerging in the local exchange market.

             On December 31, 1997, a Federal District Court in Texas found unconstitutional certain provisions of the 1996 Act restricting the RBOCs from offering long distance service in their operating regions until they could demonstrate that their networks have been made available to competitive providers of local exchange services in those regions. The United States and some long distance companies have requested a stay of this decision and it is expected that they, and others, will seek its reversal on appeal. If the District Court's decision is permitted to stand, it could result in the RBOCs providing interexchange service in their operating regions sooner than previously expected.

             On May 16, 1997, the FCC released an order that fundamentally restructured the "access charges" that ILECs charge to interexchange carriers and end user customers. The Company believes that the FCC's new access charge rules do not adversely affect the Company's business plan, and that they in fact present significant new opportunities for new entrants, including the Company. Aspects of the access charge order may be changed in the future. Numerous parties have either filed appeals with federal courts or asked the FCC to reconsider portions of its new rules.

                                USE OF PROCEEDS

             The Company will not receive any proceeds from the sale of the Securities by the Selling Securityholders or the issuance of the Dividend Shares by the Company.



                          DESCRIPTION OF CAPITAL STOCK

             Intermedia's authorized capital stock consists of 50,000,000 shares of Common Stock, par value $.01 per share, and 2,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"). As of November 30, 1997, there were 17,315,317 shares of Common Stock, 323,499.1404 shares of Series B Preferred Stock, 69,000 shares of Series D Preferred Stock and 80,000 shares of Series E Preferred Stock issued and outstanding. On a fully-diluted basis, at that date, the Company had outstanding 32,643,661 shares of Common Stock assuming (a) the exercise of the Public Warrants (defined below), (b) the exercise of all outstanding options issued pursuant to the Company's employee stock option plans and (c) conversions of the Depositary Shares, the Series D Preferred Stock and the Series E Preferred Stock. As of November 30, 1997, the Company has reserved (i) 4,364,410 shares of Common Stock for issuance pursuant to the Company's employee stock option plans,
   (ii) 350,400 shares of Common Stock for issuance upon exercise of the Public Warrants, (iii) 276,500.8596 shares of Series B Preferred Stock for issuance as dividends on the outstanding shares of Series B Preferred Stock, (iv) 40,000 shares of Series C Preferred Stock for issuance in connection with the Stockholder's Rights Plan, (v) 4,434,448 shares of Common Stock for issuance on conversion of the Series D Preferred Stock, (vi) 1,938,728 shares of Common Stock for issuance as dividends on the outstanding shares of Series D Preferred Stock, (vii) 3,307,425 shares of Common Stock for issuance on conversion of the Series E Preferred Stock and (viii) 933,334 shares of Common Stock for issuance as dividends on the outstanding shares of Series E Preferred Stock. All outstanding shares of Common Stock, Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are fully paid and non-assessable.

   COMMON STOCK

             Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock do not have cumulative rights, so that holders of more than 50% of the shares of Common Stock are able to elect all of Intermedia's directors eligible for election in a given year. For a description of the classification of the Board, see "-Delaware Law and Certain Provisions of Intermedia's Certificate of Incorporation and Bylaws." Subject to the preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor. See "-Dividend Restrictions." Upon any liquidation, dissolution or winding up, whether voluntary or involuntary, of Intermedia, holders of Common Stock are entitled to receive pro rata all assets available for distribution to stockholders after payment or provision for payment of the debts and other liabilities of Intermedia and the liquidation preferences of any then outstanding Preferred Stock. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to shares of Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon exercise of the Public Warrants and conversion of the Depositary Shares or shares of Series D Preferred Stock or Series E Preferred Stock will be, fully paid and non-assessable.

   PREFERRED STOCK

             The Preferred Stock may be issued at any time or from time to time in one or more classes or series with such designations, powers, preferences, rights, qualifications, limitations and restrictions (including dividend, conversion and voting rights) as may be fixed by the Board, without any further vote or action by the stockholders. As of November 30, 1997, the Company had outstanding 323,499.1404 shares of Series B Preferred Stock (aggregate liquidation preference of approximately $323.5 million). Dividends on the Series B Preferred Stock accumulate at a rate of 13 1/2% of the aggregate liquidation preference thereof and are payable quarterly, in arrears. Dividends are payable in cash or, at the Company's option, by the issuance of additional Series B Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. The Series B Preferred Stock is subject to mandatory redemption at a liquidation preference of $1,000 per share, plus accumulated and unpaid dividends on March 31, 2009. The Series B Preferred Stock will be redeemable at the option of the Company at any time after March 31, 2002 at rates commencing with 106.75%, declining to 100% on March 31, 2007. The Series B Certificate of Designation contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to make certain restricted payments, incur additional indebtedness and issue additional preferred stock, pay dividends or make other distributions, repurchase equity interests, conduct certain lines of business or enter into certain mergers and consolidations. In the event of a change of control of the Company, holders of the Series B Preferred Stock have the right to require the Company to purchase their shares of Series B Preferred Stock at a price equal to 101% of the aggregate liquidation preference with respect thereto, plus accumulated and unpaid dividends, if any, to the date of purchase. This description is intended as a summary and is qualified in its entirety by reference to the Series B Certificate of Designation.

             The Company may, at its option, exchange some or all of the Series B Preferred Stock for the Company's 13 1/2% Senior Subordinated Debentures, due 2009 (the "Exchange Debentures"). The Exchange Debentures would mature on March 31, 2009. Interest on the Exchange Debentures would be payable semi-annually, and could be paid in the form of additional Exchange Debentures at the Company's option. Exchange Debentures would be redeemable by the Company at any time after March 31, 2002 at rates commencing with 106.75%, declining to 100% on March 31, 2007. The Exchange Debentures contain covenants similar to those contained in the Indenture.

             As of November 30, 1997, the Company had outstanding 69,000 shares of Series D Preferred Stock (aggregate liquidation preference approximately $172.5 million). Dividends on the Series D Preferred Stock accumulate at a rate of 7% of the aggregate liquidation preference thereof and are payable quarterly, in arrears on each January 15, April 15, July 15 and October 15. Dividends are payable in cash or, at the Company's option, by the issuance of shares of Common Stock. The Series D Preferred Stock will be redeemable at the option of the Company at any time on or after July 19, 2000 at rates commencing with 104%, declining to 100% on July 19, 2004. The Series D Preferred Stock is convertible (since October 7, 1997), at the option of the holder, into Common Stock at a conversion price of $38.90 per share of Common Stock, subject to certain adjustments.

             See "Description of Series E Preferred Stock" for a description of the terms of Series E Preferred Stock.


   DELAWARE LAW AND CERTAIN PROVISIONS OF INTERMEDIA'S CERTIFICATE OF INCORPORATION AND BYLAWS

             General. The Certificate of Incorporation and the Bylaws of Intermedia contain certain provisions that could make more difficult the acquisition of Intermedia by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Intermedia first to negotiate with Intermedia. Although such provisions may have the effect of delaying, deferring or preventing a change in control of Intermedia, the Company believes that the benefits of increased protection of Intermedia's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of Intermedia.

             Board of Directors. Intermedia's Certificate of Incorporation provides that (i) the Board be divided into three classes of directors, with each class having a number as nearly equal as possible and with the term of each class expiring in a different year and (ii) the Board shall consist of not less than three nor more than seven members, the exact number to be determined from time to time by the Board. The Board has set the number of directors at four.

   Subject to any rights of holders of Preferred Stock, a majority of the Board then in office will have the sole authority to fill any vacancies on the Board. Stockholders can remove members of the Board only for cause.

             Stockholder Action and Special Meetings. Intermedia's Certificate of Incorporation provides that (i) any action required or permitted to be taken by Intermedia's stockholders must be effected at a duly called annual or special meeting of Stockholders and may not be effected by any consent in writing and (ii) the authorized number of directors may be changed only by resolution of the Board. The Company's Bylaws provide that, subject to any rights of holders of any series of Preferred Stock, special meetings of stockholders may be called only by the Chairman of the Board or the President of Intermedia, by a majority of the Board or by stockholders owning shares representing at least a majority of the capital stock of Intermedia issued and outstanding and entitled to vote.

             Stockholder's Rights Plan. Intermedia's Board of Directors has adopted a Stockholder's Rights Plan, pursuant to which rights to acquire a newly created series of Preferred Stock, exercisable upon the occurrence of certain events, including the acquisition by a person or group of a specified percentage of the Common Stock, were distributed to its stockholders.

             Anti-Takeover Statute. Subject to certain exceptions, Section 203 of the DGCL prohibits a publicly held Delaware corporation, such as Intermedia, from engaging in any "business combination" with an "interested stockholder" for a three-year period following the date on which such person became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved either such business combination or the transaction that resulted in such person becoming an interested stockholder,
   (ii) upon consummation of the transaction that resulted in such person becoming an interested stockholder, such person owned at least 85% of the voting stock of the corporation outstanding immediately prior to such transaction (excluding certain shares) or (iii) on or subsequent to such date, such business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is essentially a person who, together with affiliates and associates, owns (or within the past three years has owned) 15% or more of the corporation's voting stock. It is anticipated that the provisions of Section 203 of the DGCL may encourage any person interested in acquiring Intermedia to negotiate in advance with the Board since the stockholder approval requirement would be avoided if a majority of Intermedia's directors then in office approved either the business combination or the transaction that resulted in such person becoming an interested stockholder.

   DIVIDEND RESTRICTIONS

             The terms of the Existing Senior Note Indentures restrict the Company's ability to pay cash dividends on the Series B Preferred Stock. The existing Senior Note Indentures and the Series B Certificate of Designation restrict Intermedia's ability to pay cash dividends on the Common Stock, the Series D Preferred Stock and the Series E Preferred Stock.

   TRANSFER AGENT AND REGISTRAR

             The transfer agent and registrar for the Common Stock, Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock is Continental Stock Transfer & Trust Company.

   OUTSTANDING WARRANTS

             160,000 warrants (the "Public Warrants"), each to purchase 2.19 shares of Common Stock, at an exercise price of $10.86 per share (subject to anti-dilution adjustments) were issued as part of a June 1995 private placement. The Public Warrants are currently exercisable. Unless exercised, the Public Warrants will expire on June 1, 2000.

   RESERVATION OF SHARES

             The Company has authorized and reserved for issuance such number of Common Shares as will be issuable upon the conversion of all Depositary Shares (or all shares of the Series D Preferred Stock and Series E Preferred Stock). Such Common Shares, when issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

   REGISTRATION RIGHTS.

             In addition to the rights granted under the Preferred Stock Registration Rights Agreement, dated October 30, 1997, among the Company and the Initial Purchasers (the "Preferred Stock Registration Rights Agreement"), the Company is a party to several agreements pursuant to which certain stockholders have the right, among other matters, to require the Company to register their shares of Common Stock under the Securities Act under certain circumstances. As a result, upon the effectiveness of this Registration Statement, substantially all of the Company's outstanding shares, other than those held by affiliates, will be transferable without restriction under the Securities Act.

                    DESCRIPTION OF SERIES E PREFERRED STOCK

   GENERAL

             The terms of the Series E Preferred Stock are set forth in the Certificate of Designation of Voting Power, Designation Preferences and Relative, Participating, Optional or Other Special Rights and Qualifications, Limitations and Restrictions (the "Certificate of Designation"). The following summary of the Series E Preferred Stock, the Certificate of Designation and the Preferred Stock Registration Rights Agreement is not intended to be complete and is subject to, and qualified in its entirety by reference to, the Company's Certificate of Incorporation, the Certificate of Designation and the Preferred Stock Registration Rights Agreement, including the definitions therein of certain terms used below. Copies of the form of Certificate of Designation and Preferred Stock Registration Rights Agreement are available from the Company, upon request. As used in this Description of Series E Preferred Stock, the term "Company" refers to Intermedia Communications Inc., excluding its Subsidiaries.

             Certain of the Company's operations are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Series E Preferred Stock. Any right of the Company to receive assets of any of its Subsidiaries is effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. As of September 30, 1997 on a pro forma basis after giving effect to the pending acquisition of Shared Technologies, and the October 30 Offerings and the December Offering and the application of the proceeds therefrom, the aggregate amount of liquidation preference of Senior Securities and indebtedness and other obligations of the Company and its Subsidiaries that would effectively rank senior in right of payment to the obligations of the Company under the Series E Preferred Stock would have been approximately $1.7 billion. See "Risk Factors."

             Pursuant to the Certificate of Designation, 87,500 shares (including 17,500 shares which the Initial Purchasers had the option to purchase to cover over-allotments) of Series E Preferred Stock with the Liquidation Preference were authorized. Eighty thousand of such shares are issued and outstanding and are fully paid and non-assessable. The Initial Purchasers did not exercise their option to purchase the remaining 7,500 shares. The holders of the Series E Preferred Stock have no preemptive rights.

             The transfer agent for the Series E Preferred Stock is Continental Stock Transfer & Trust Co. unless and until a successor is selected by the Company (the "Transfer Agent").

   RANKING

             The Series E Preferred Stock, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, ranks (i) senior to all classes of common stock of the Company and to each other class of capital stock or series of preferred stock established after October 24, 1997 by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Series E Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the common stock of the Company as "Junior Securities"); (ii) on a parity with the Series D Preferred Stock, any additional shares of Series D Preferred Stock or Series E Preferred Stock issued by the Company in the future and any other class of capital stock or series of preferred stock issued by the Company established after October 24, 1997 by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series E Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); and (iii) junior to the Series B Preferred Stock ($323.5 million aggregate liquidation preference outstanding at November 30, 1997) and to each class of capital stock or series of preferred stock issued by the Company established after October 24, 1997 by the Board of Directors the terms of which expressly provide that such class or series will rank senior to the Series E Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities").

             No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series E Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Senior Securities.

   DIVIDENDS

             The holders of shares of the Series E Preferred Stock are entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative dividends from October 30, 1997 accruing at the rate per annum of 7% of the Liquidation Preference per share, payable quarterly in arrears on each January 15, April 15, July 15 and October 15, commencing on January 15, 1998 (each, a "Dividend Payment Date"). If any such date is not a Business Day, such payment shall be made on the next succeeding Business Day, to the holders of record as of the next preceding January 1, April 1, July 1 and October 1 (each, a "Record Date"). Dividends will be payable (i) in cash, (ii) by delivery of shares of Common Stock to holders (based upon 95% of the Average Stock Price (as defined below)) or (iii) through any combination of the foregoing. The Company intends to pay dividends in shares of Common Stock on each Dividend Payment Date to the extent that it is unable to pay dividends in cash. If the dividends are paid in shares of Common Stock, the number of shares of Common Stock to be issued on each Dividend Payment Date will be determined by dividing the total dividend to be paid on each share of Series E Preferred Stock by 95% of the average of the high and low sales prices of the Common Stock as reported by the Nasdaq National Market or any national securities exchange upon which the Common Stock is then listed, for each of the ten consecutive trading days immediately preceding the fifth business day preceding the Record Date (the "Average Stock Price"). The Transfer Agent is authorized and directed in the Certificate of Designation to aggregate any fractional shares of Common Stock that are issued as dividends, sell them at the best available price and distribute the proceeds to the holders in proportion to their respective interests therein. The Company will pay the expenses of the Transfer Agent with respect to such sale, including brokerage commissions. In the event the sale by the Transfer Agent of such aggregated fractional interests would be restricted, the Company and the Transfer Agent will agree upon other appropriate arrangements for the cash realization of fractional interests. Dividends payable on the Series E Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months and will be deemed to accrue on a daily basis.

             Dividends on the Series E Preferred Stock will accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate. The Certificate of Designation provides that the Company will take all actions required or permitted under the DGCL to permit the payment of dividends on the Series E Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL, to make or keep funds legally available for the payment of dividends.

             No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series E Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Series E Preferred Stock. Unless full cumulative dividends on all outstanding shares of Series E Preferred Stock for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart: (i) no dividend (other than a dividend payable solely in shares of any Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities; (iii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by the Company or any of its Subsidiaries; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Company or any of its Subsidiaries. Holders of the Series E Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

             The Existing Senior Notes Indentures contain, and any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may contain, restrictions on the ability of the Company to pay dividends on the Series E Preferred Stock.

   OPTIONAL REDEMPTION

             The Series E Preferred Stock may not be redeemed at the option of the Company prior to October 18, 2000. The Series E Preferred Stock may be redeemed for cash, in whole or in part, at the option of the Company on or after October 18, 2000, at the redemption prices specified below (expressed as percentages of the Liquidation Preference thereof), in each case, together with accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period) and Preferred Stock Liquidated Damages, if any, to the date of redemption, upon not less than 30 nor more than 60 days' prior written notice, if redeemed during the 12-month period commencing on October 18 of each of the years set forth below:

   Year                                                         Percentage
   ----                                                         ----------
   2000.........................................................104.00%
   2001.........................................................103.00%
   2002.........................................................102.00%
   2003.........................................................101.00%
   2004 and thereafter..........................................100.00%


   No optional redemption may be authorized or made unless, prior to giving the applicable redemption notice, all accumulated and unpaid dividends for periods ended prior to the date of such redemption notice shall have been paid in cash or Common Stock. In the event of partial redemptions of Series E Preferred Stock, the shares to be redeemed will be determined pro rata or by lot, as determined by the Company.

   CONVERSION RIGHTS

             Each share of Series E Preferred Stock will be convertible at any time after December 29, 1997, unless previously redeemed, at the option of the holder thereof into Common Stock of the Company, at a conversion rate equal to the Liquidation Preference divided by the conversion price then applicable, except that the right to convert shares of Series E Preferred Stock called for redemption will terminate at the close of business on the business day preceding the redemption date and will be lost if not exercised prior to that time, unless the Company defaults in making the payment due upon redemption.

             The initial conversion price is $60.47 per share. The conversion price will be subject to adjustment in certain events, including: (i) the payment of dividends (and other distributions) in Common Stock on any class of capital stock of the Company other than the payment of dividends in Common Stock on the Series E Preferred Stock or any other regularly scheduled dividend on any other preferred stock which does not trigger any anti-dilution provisions in any other security; (ii) the issuance to all holders of Common Stock of rights, warrants or options entitling them to subscribe for or purchase Common Stock at less than the current market price (as calculated pursuant to the Certificate of Designation); (iii) subdivisions, combinations and reclassifications of Common Stock; (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of any class of capital stock, cash or other assets (including securities, but excluding those dividends, rights, warrants, options and distributions referred to in clauses (i) through (iii) above and dividends and distributions paid in cash out of the retained earnings of the Company, unless the sum of all such cash dividends and distributions made and the amount of cash and the fair market value of other consideration paid in respect of any repurchases of Common Stock by the Company or any of its

   Subsidiaries, in each case within the preceding 12 months in respect of which no adjustment has been made, exceeds 20% of the product of the then current market price of the Common Stock times the aggregate number of shares of Common Stock outstanding on the record date for such dividend or distribution).

             No adjustment of the conversion price will be required to be made until cumulative adjustments amount to 1% or more of the conversion price as last adjusted. Notwithstanding the foregoing, no adjustment to the conversion price shall reduce the conversion price below the then applicable par value per share of the Common Stock. In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock.

             In the case of certain consolidations or mergers to which the Company is a party or the transfer of substantially all of the assets of the Company, each share of Series E Preferred Stock then outstanding would become convertible only into the kind and amount of securities, cash and other property receivable upon the consolidation, merger or transfer by a holder of the number of shares of Common Stock into which such share of Series E Preferred Stock might have been converted immediately prior to such consolidation, merger or transfer (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount receivable per share by a plurality of non-electing shares).

             The holder of record of a share of Series E Preferred Stock at the close of business on a record date with respect to the payment of dividends on the Series E Preferred Stock will be entitled to receive such dividends with respect to such share of Series E Preferred Stock on the corresponding Dividend Payment Date, notwithstanding the conversion of such share after such Record Date and prior to such Dividend Payment Date. A share of Series E Preferred Stock surrendered for conversion during the period from the close of business on any Record Date for the payment of dividends to the opening of business of the corresponding Dividend Payment Date must be accompanied by a payment in cash, Common Stock or a combination thereof, depending on the method of payment that the Company has chosen to pay the dividend, in an amount equal to the dividend payable on such Dividend Payment Date, unless such share of Series E Preferred Stock has been called for redemption on a redemption date occurring during the period from the close of business on any Record Date for the payment of dividends to the close of business on the business day immediately following the corresponding Dividend Payment Date. The dividend payment with respect to a share of Series E Preferred Stock called for redemption on a date during the period from the close of business on any Record Date for the payment of dividends to the close of business on the business day immediately following the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Record Date, notwithstanding the conversion of such share after such Record Date and prior to such Dividend Payment Date. No payment or adjustment will be made upon conversion of shares of Series E Preferred Stock for accumulated and unpaid dividends or for dividends with respect to the Common Stock issued upon such conversion.

   CHANGE OF CONTROL

             Upon the occurrence of a Preferred Stock Change of Control and subject to restrictions on repurchase contained in the instruments governing Company's outstanding indebtedness and the Series B Preferred Stock Certificate of Designation and subject to the participation of any Parity Securities, the Company will be required to make an offer (a "Preferred Stock Change of Control Offer") to repurchase all or any part of each holder's Series E Preferred Stock at an offer price in cash equal to 100% of the aggregate Liquidation Preference thereof, plus accumulated and unpaid dividends and Preferred Stock Liquidated Damages, if any, thereon to the date of repurchase. Within 30 days following a Preferred Stock Change of Control, the Company will mail a notice to each holder of Series E Preferred Stock describing the transaction that constitutes the Preferred Stock Change of Control and offering to repurchase the Series E Preferred Stock pursuant to the procedures required by the Certificate of Designation and described in such notice; provided that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Preferred Stock Change of Control, the Company will either repay all outstanding indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding indebtedness to permit the repurchase of the Series E

   Preferred Stock required by this covenant. The Company will comply with the requirements of the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Series E Preferred Stock as a result of a Preferred Stock Change of Control.

             A "Preferred Stock Change of Control" will be deemed to have occurred upon the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, (b) the adoption of a plan relating to the liquidation or dissolution of the Company, (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d)(3) of the Exchange Act) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting stock of the Company, unless (i) the closing price per share of Common Stock for any five trading days within the period of ten consecutive trading days ending immediately after the announcement of such Preferred Stock Change of Control equals or exceeds 105% of the conversion price of the Series E Preferred Stock in effect on each such trading day or (ii) at least 90% of the consideration in the transaction or transactions constituting a Preferred Stock Change of Control pursuant to clause (c) consists of shares of Common Stock traded or to be traded immediately following such Preferred Stock Change of Control on a national securities exchange or the Nasdaq National Market and, as a result of such transaction or transactions, the Series E Preferred Stock becomes convertible solely into such Common Stock (and any rights attached thereto), or (d) the first day on which more than a majority of the members of the Board of Directors of the Company are not Preferred Stock Continuing Directors; provided, however, that a transaction in which the Company becomes a subsidiary of another entity shall not constitute a Preferred Stock Change of Control if (i) the stockholders of the Company immediately prior to such transaction "beneficially own" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of the Company immediately following the consummation of such transaction and (ii) immediately following the consummation of such transaction, no "person" or "group" (as such terms are defined above), other than such other entity (but including holders of equity interests of such other entity), "beneficially owns" (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding voting stock of the Company.

             "Preferred Stock Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (a) was a member of the Board of Directors on the date of original issuance of the Series E Preferred Stock or (b) was nominated for election to the Board of Directors with the approval of, or whose election was ratified by, at least two-thirds of the Preferred Stock Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

             Except as described above with respect to a Preferred Stock Change of Control, the Certificate of Designation does not contain provisions that permit the holders of the Series E Preferred Stock to require that the Company repurchase or redeem the Series E Preferred Stock in the event of a takeover, recapitalization or similar transaction. In addition, the Company could enter into certain transactions, including acquisitions, refinancings or other recapitalization, that could affect the Company's capital structure or the value of the Series E Preferred Stock or the Common Stock, but that would not constitute a Preferred Stock Change of Control.

             The Existing Senior Notes or other indebtedness and the Series B Preferred Stock could restrict the Company's ability to repurchase the Series E Preferred Stock upon a Preferred Stock Change of Control. In the event a Preferred Stock Change of Control occurs at a time when the Company is prohibited from repurchasing the Series E Preferred Stock, the Company could either (i) repay in full or refinance all such outstanding indebtedness or Preferred Stock or (ii) obtain the requisite consents, if any, under all agreements governing outstanding indebtedness or Preferred Stock to permit the repurchase of Series E Preferred Stock required by this covenant. The Company must first comply with the covenants in its outstanding indebtedness or take the actions described in the preceding sentence before it will be required to repurchase shares of Series E Preferred Stock in the event of a Preferred Stock Change of Control; provided, that if the Company fails to repurchase shares of Series E Preferred Stock, the sole remedy to holders of

   Series E Preferred Stock will be the voting rights arising from a Voting Rights Triggering Event. Moreover, the Company will not repurchase or redeem any Series E Preferred Stock pursuant to this Preferred Stock Change of Control provision prior to the Company's repurchase of the Series B Preferred Stock pursuant to the change of control covenants in the Series B Preferred Stock. As a result of the foregoing, a holder of the Series E Preferred Stock may not be able to compel the Company to purchase the Series E Preferred Stock unless the Company is able at the time to refinance all such indebtedness and the Series B Preferred Stock. See "Risk Factors-Business Combinations; Change of Control."

             The Company will not be required to make a Preferred Stock Change of Control Offer to the holders of Series E Preferred Stock upon a Preferred Stock Change of Control if a third party makes the Preferred Stock Change of Control Offer described above in the manner, at the times and otherwise in compliance with the requirements set forth in the Certificate of Designation applicable to a Preferred Stock Change of Control Offer made by the Company and purchases all shares of Series E Preferred Stock validly tendered and not withdrawn under such Preferred Stock Change of Control Offer.

   VOTING RIGHTS

             Holders of record of shares of the Series E Preferred Stock have no voting rights, except as required by law and as provided in the Certificate of Designation. The Certificate of Designation provides that upon (a) the accumulation of accrued and unpaid dividends on the outstanding Series E Preferred Stock in an amount equal to six quarterly dividends (whether or not consecutive) or (b) the failure of the Company to make a Preferred Stock Change of Control Offer or to repurchase all of the Series E Preferred Stock tendered in a Preferred Stock Change of Control Offer (each of the events described in clauses (a) and (b) being referred to herein as a "Voting Rights Triggering Event"), then the holders of a majority of the outstanding shares of Series E Preferred Stock voting together with any other subsequently issued Parity Securities then entitled to voting rights will be entitled to elect such number of members to the Board of Directors of the Company constituting at least 20% of the then existing Board of Directors before such election (rounded to the nearest whole number), provided, however, that such number shall be no less than one nor greater than two, and the number of members of the Company's Board of Directors will be immediately and automatically increased by one or two, as the case may be. Voting rights arising as a result of a Voting Rights Triggering Event will continue until such time as all dividends in arrears on the Series E Preferred Stock are paid in full and all other Voting Rights Triggering Events have been cured or waived, at which time the term of office of any such members of the Board of Directors so elected shall terminate and such directors shall be deemed to have resigned.

             In addition, the Certificate of Designation provides that the Company will not authorize any class of Senior Securities or any obligation or security convertible or exchangeable into or evidencing a right to purchase shares of any class or series of Senior Securities, without the approval of holders of at least a majority of the shares of Series E Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. The Certificate of Designation also provides that the Company may not amend the Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Series E Preferred Stock or authorize the issuance of any additional shares of Series E Preferred Stock, without the approval of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock voting or consenting, as the case may be, as one class; provided, however, that the Company may not amend the Preferred Stock Change of Control provisions of the Certificate of Designation (including the related definitions) without the approval of the holders of at least 66 2/3% of the then outstanding shares of Series E Preferred Stock voting or consenting, as the case may be, as one class. The Certificate of Designation also provides that, except as set forth above with respect to Senior Securities, (a) the creation, authorization or issuance of any shares of Junior Securities, Parity Securities or Senior Securities or (b) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of the holders of Series E Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges, special rights or voting rights of holders of shares of Series E Preferred Stock. The consent of the holders of Series E Preferred Stock will not be required for the Company to authorize, create (by way of reclassification or otherwise) or issue any Parity Securities or any obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of Parity Securities.

   MERGER, CONSOLIDATION AND SALE OF ASSETS

             Without the vote or consent of the holders of a majority of the then outstanding shares of Series E Preferred Stock, the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person unless (a) the entity formed by such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (in any such case, the "resulting entity") is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (b) if the Company is not the resulting entity, the Series E Preferred Stock is converted into or exchanged for and becomes shares of such resulting entity, having in respect of such resulting entity the same (or more favorable) powers, preferences and relative, participating, optional or other special rights thereof that the Series E Preferred Stock had immediately prior to such transaction; and (c) immediately after giving effect to such transaction, no Voting Rights Triggering Event has occurred and is continuing. The resulting entity of such transaction shall thereafter be deemed to be the "Company" for all purposes of the Certificate of Designation.

   LIQUIDATION RIGHTS

             Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Company's capital stock, each holder of shares of the Series E Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of Series E Preferred Stock held by such holder, plus accrued and unpaid dividends and Preferred Stock Liquidated Damages, if any, to the date fixed for liquidation, dissolution, winding-up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities, including, without limitation, Common Stock. After payment in full of the Liquidation Preference and all accrued dividends and Preferred Stock Liquidated Damages, if any, to which holders of Series E Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Series E Preferred Stock and all other Parity Securities are not paid in full, the holders of the Series E Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends and Preferred Stock Liquidated Damages, if any, to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more persons will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Company or reduction or decrease in capital stock.

   REPORTS

             The Certificate of Designation provides that the Company will file all annual and quarterly reports and the information, documents, and other reports that the Company is required to file with the Commission pursuant to
   Section 13(a) or 15(d) of the Exchange Act ("SEC Reports") with the Transfer Agent within 15 days after it files them with the Commission. In the event the Company is not required or shall cease to be required to file SEC Reports, pursuant to the Exchange Act, the Company will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing). Whether or not required by the Exchange Act to file SEC Reports with the Commission, so long as any Series E Preferred Stock are outstanding, the Company will furnish copies of the SEC Reports to the holders of Series E Preferred Stock at the time the Company is required to make such information available to the Transfer Agent and to investors who request it in writing. In addition, the Company has agreed that, for so long as any shares of Series E Preferred Stock remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

   REGISTRATION RIGHTS; LIQUIDATED DAMAGES

             Pursuant to the Preferred Stock Registration Rights Agreement, the Company agreed to file a shelf registration statement (the "Shelf Registration Statement") with the Commission covering resales of Preferred Stock Transfer Restricted Securities (as defined below) by holders thereof (who satisfied certain conditions relating to the provision of information to the registrant) on or prior to December 29, 1997, and to use its reasonable best efforts to cause such shelf registration statement to become effective on or prior to 120 days after such date.

             "Preferred Stock Transfer Restricted Securities" for this purpose, means each Depositary Share, each share of Series E Preferred Stock and each Common Share until (a) the date on which such security has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (b) the date on which such security is distributed to the public pursuant to Rule 144 under the Securities Act or may be distributed to the public pursuant to Rule 144(k) under the Securities Act.

             The Registration Statement of which this Prospectus forms a part constitutes the Shelf Registration statement. The Company is obligated to use its best efforts to maintain the effectiveness of the Shelf Registration Statement for a period ending on the earlier of October 30, 1999 and the date when all Preferred Stock Transfer Restricted Securities covered by the Shelf Registration Statement are sold. If the Shelf Registration Statement ceases to be effective or usable for any period of ten consecutive days or for any 20 days in any 180-day period in connection with resales of Preferred Stock Transfer Restricted Securities (provided, that the Company will have the option of suspending the effectiveness of the Shelf Registration Statement, without becoming obligated to pay Preferred Stock Liquidated Damages for periods of up to a total of 60 days in any calendar year if the Board of Directors of the Company determines that compliance with the disclosure obligations necessary to maintain the effectiveness of the Shelf Registration Statement at such time could reasonably be expected to have an adverse effect on the Company or a pending corporate transaction) (a "Registration Default"), then the Company will pay to each holder of Preferred Stock Transfer Restricted Securities liquidated damages ("Preferred Stock Liquidated Damages") at a rate of 0.25% per year of the Liquidation Preference of the Series E Preferred Stock constituting Preferred Stock Transfer Restricted Securities, which shall accrue from the date of the Registration Default until such Registration Default is cured. All accrued Preferred Stock Liquidated Damages will be paid in shares of Common Stock valued at the Average Stock Price by the Company on each Dividend Payment Date specified in the Certificate of Designation. Following the cure of all Registration Defaults, the accrual of Preferred Stock Liquidated Damages will cease.

                        DESCRIPTION OF DEPOSITARY SHARES

             Each Depositary Share represents a one-hundredth interest in a share of Series E Preferred Stock deposited under the Deposit Agreement ("Deposit Agreement"), entered into among Intermedia, Continental Stock Transfer & Trust Company, as depositary agent ("Continental"), and the holders from time to time of Depositary Receipts issued thereunder. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share is entitled proportionately to all of the rights and preferences of the shares of Series E Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights) contained in the Company's Certificate of Incorporation and the Certificate of Designation and summarized above under "Description of Series E Preferred Stock." The Company does not expect that there will be any public trading market for the Series E Preferred Stock except as represented by the Depositary Shares.

             The Depositary Shares are evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). The following description of Depositary Shares does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Deposit Agreement (which contains the form of Depositary Receipt), a copy of which is available from the Company, upon request.

   ISSUANCE OF DEPOSITARY RECEIPTS

             The Series E Preferred Stock was deposited with Continental immediately preceding the October 30 Offerings, and Continental in turn executed and delivered the Depositary Receipts to the Company. The Company delivered the Depositary Receipts to the Initial Purchasers.

   WITHDRAWAL OF SERIES E PREFERRED STOCK

             Upon surrender of the Depositary Receipts at the corporate trust office of Continental, the owner of the Depositary Shares evidenced thereby is entitled to delivery at such office of the number of whole shares of Series E Preferred Stock represented by such Depositary Shares. Owners of Depositary Shares are entitled to receive only whole shares of Series E Preferred Stock on the basis of one share of Series E Preferred Stock for each one hundred Depositary Shares. In no event will fractional shares of Series E Preferred Stock (or cash in lieu thereof) be distributed by Continental. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Series E Preferred Stock to be withdrawn, Continental will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

             The Company has not applied and does not intend to apply for the listing of the Depositary Shares or the Series E Preferred Stock on any securities exchange or for quotation through the Nasdaq National Market.

   CONVERSION AND CALL PROVISION

             Conversion at the Option of Holder. As described under "Description of Series E Preferred Stock- Conversion Rights," the Series E Preferred Stock may be converted, in whole or in part, into shares of Common Stock at the option of the holders of Series E Preferred Stock at any time after December 29, 1997, unless previously redeemed. The Depositary Shares held by any holder may, at the option of such holders, be converted in whole or from time to time in part (but only in lots of 100 Depositary Shares or integral multiples thereof), into shares of Common Stock upon the same terms and conditions as the Series E Preferred Stock, except that the number of shares of Common Stock received upon conversion of each Depositary Share will be equal to the number of shares of Common Stock received upon conversion of one share of Series E Preferred Stock divided by one hundred. To effect such an optional conversion, a holder of Depositary Shares must deliver Depositary Receipts evidencing the Depositary Shares to be converted, together with a written notice of conversion and a proper assignment of the Depositary Receipts to the Company or in blank, to Continental or its agent. A Depositary Share surrendered for conversion during the period from the close of business on any Record Date for the payment of dividends to the opening of business of the corresponding Dividend Payment Date must be accompanied by a payment in cash, Common Stock or a combination thereof, depending on the method of payment that the Company has chosen to pay the dividend, in an amount equal to the dividend payable on such Dividend Payment Date, unless such Depositary Share has been called for redemption on a redemption date occurring during the period from the close of business on any Record Date for the payment of dividends to the close of business on the Business Day immediately following the corresponding Dividend Payment Date. The dividend payment with respect to a Depositary Share called for redemption on a date during the period from the close of business on any Record Date for the payment of dividends to the close of business on the Business Day immediately following the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Record Date, notwithstanding the conversion of such share after such Record Date and prior to such Dividend Payment Date. Each optional conversion of Depositary Shares shall be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements shall have been satisfied.

             If only a portion of the Depositary Shares evidenced by a Depositary Receipt is to be converted, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not converted. No fractional shares of Common Stock will be issued upon conversion of Depositary Shares, and, if such conversion would otherwise result in a fractional share of Common Stock being issued, the number of shares of Common Stock to be issued upon such conversion shall be rounded up to the nearest whole share.

             After the date fixed for conversion or redemption, the Depositary Shares so converted or called for redemption will no longer be deemed to be outstanding and all rights of the holders of such Depositary Shares will cease, except the holder of such Depositary Shares shall be entitled to receive any money or other property to which the holders of such Depositary Shares were entitled upon such conversion or redemption, upon surrender to Continental of the Depositary Receipt or Receipts evidencing such Depositary Shares.

   DIVIDENDS AND OTHER DISTRIBUTIONS

             Continental will distribute all dividends or other distributions in respect of the Series E Preferred Stock to the record holders of Depositary Receipts in proportion to the number of Depositary Shares owned by such holders. See "Description of Series E Preferred Stock - Dividends."

             The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or Continental on account of taxes.

   RECORD DATE

             Whenever (i) any dividend or other distribution shall become payable, any distribution shall be made, or any rights, preferences or privileges shall be offered with respect to the Series E Preferred Stock, or
   (ii) Continental shall receive notice of any meeting at which holders of Series E Preferred Stock are entitled to vote or of which holders of Series E Preferred Stock are entitled to notice, or of any election on the part of the Company to call for redemption any Series E Preferred Stock, Continental shall in each such instance fix a record date (which shall be the same date as the record date for the Series E Preferred Stock) for the determination of the holders of Depositary Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preference or privileges or the net proceeds of the sale thereof, (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting, or (z) who shall be subject to such redemption, subject to the provisions of the Deposit Agreement.

   VOTING OF DEPOSITARY SHARES

             Holders of record of Depositary Shares have no voting rights, except as required by law and as provided in the Certificate of Designation in respect of the Series E Preferred Stock, as described under "Description of Series E Preferred Stock - Voting Rights."

   AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

             The form of Depositary Receipts and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and Continental. However, any amendment that imposes any fees, taxes or other charges payable by holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated under "Charges of Continental"), or that otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not take effect as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment has been mailed to the record holders of outstanding Depositary Receipts. Every holder of Depositary Receipts at the time any such amendment becomes effective shall be deemed to consent and agree to such amendment and to be bound by the Deposit Agreement, as so amended. In no event may any amendment impair the right of any owner of Depositary Shares, subject to the conditions specified in the Deposit Agreement, upon surrender of the Depositary Receipts evidencing such Depositary Shares, to receive Series E Preferred Stock or, upon conversion of the Series E Preferred Stock represented by the Depositary Receipts, to receive shares of Common Stock, and in each case any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law.

             Whenever so directed by the Company, Continental will terminate the Deposit Agreement after mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days before the date fixed in such notice for such termination. Continental may likewise terminate the Deposit Agreement if at any time 45 days shall have expired after Continental shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, Continental thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that Continental will continue
   (i) to collect dividends on the Series E Preferred Stock and any other distributions with respect thereto and (ii) to deliver the Series E Preferred Stock together with such dividends and distributions and the net proceeds of any sales or rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, Continental may sell the Series E Preferred Stock then held by it at public or private sale, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered. The Company does not intend to terminate the Deposit Agreement or to permit the resignation of Continental without appointing a successor depositary.

   CHARGES OF CONTINENTAL

             The Company will pay all charges of Continental including the distribution of information to the holders of Depositary Receipts with respect to matters on which Series E Preferred Stock are entitled to vote, withdrawals of the Series E Preferred Stock by the holders of Depositary Receipts or redemption or conversion of the Depositary Receipts, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are provided in the Deposit Agreement to be at the expense of the holders of Depositary Receipts or persons depositing Series E Preferred Stock.

   GENERAL

             Continental will make available for inspection by holders of Depositary Receipts at its corporate trust office all reports and communications from the Company that are delivered to Continental and made generally available to the holders of the Series E Preferred Stock.

             Neither Continental nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control from or in performing its obligations under the Deposit Agreement.

   FORM AND DENOMINATION

             Global Shares; Book-Entry Form.   Depositary Shares sold in
   offshore transactions in reliance on Regulation S ("Regulation S") under the Securities Act will initially be represented by one or more global certificates in definitive, fully registered form (the "Regulation S Temporary Global Certificate") and will be deposited with the Trustee as custodian for, and registered in the name of, Cede & Co., as nominee of The Depository Trust Company (the "Depositary") (such nominee being referred to herein as the "Global Security Holder"). On or prior to the end of the 40 day restricted period (the "Restricted Period") within the meaning of Regulation S, beneficial interests in Depositary Shares sold in offshore transactions in reliance on Regulation S may only be held through the Regulation S Temporary Global Certificate, held by the Depositary. Upon the conclusion of the Restricted Period, interests in the Regulation S Temporary Global Certificate may be transferred for interests in a permanent Regulation S global certificate (the "Regulation S Global Certificate") or otherwise as provided below. Shares of Depositary Shares sold in reliance on Rule 144A or to other Accredited Investors will be evidenced initially by one or more global certificates (the "Restricted Global Certificate" and, together with the Regulation S Global Certificate, the "Depositary Share Global Certificate") which will be deposited with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (the "Global Certificate Holder"). Except as set forth below, record ownership of the Depositary Share Global Certificate may be transferred, in whole or in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

             Owners of a beneficial interest in the Depositary Share Global Certificate may hold their interest in the Depositary Share Global Certificate directly through the Depositary if such holder is a Participant in the Depositary or indirectly through organizations that are Participants in the Depositary. Persons who are not Participants may beneficially own interests in the Depositary Share Global Certificate held by the Depositary only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear though or maintain a custodial relationship with a Participant, either directly or indirectly. So long as Cede & Co., as the nominee of the Depositary, is the registered owner of the Depositary Share Global Certificate, Cede & Co. for all purposes will be considered the sole holder of the Depositary Share Global Certificate. Owners of beneficial interest in the Depositary Share Global Certificate will be entitled to have certificates registered in their names and to receive physical delivery of certificates in definitive form (the "Definitive Securities").

             Payment of dividends on and any redemption price with respect to the Depositary Share Global Certificate will be made to the Global Certificate Holder, as registered owner of the Depositary Share Global Certificate, by wire transfer of immediately available funds on each Dividend Payment Date or redemption date, as applicable. Neither the Company nor the Transfer Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Depositary Share Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

             The Company has been informed by the Depositary that, with respect to any payment of dividends on, or the redemption price with respect to, the Depositary Share Global Certificate, the Depositary's practice is to credit Participants' accounts on the payment date therefor, with payments in amounts proportionate to their respective beneficial interests in the Depositary Shares represented by the Depositary Share Global Certificate as shown on the records of the Depositary, unless the Depositary has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in the Depositary Shares represented by the Depositary Share Global Certificate held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

             Transfers between Participants will be effected in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Depositary Share Global Certificate to such persons may be limited. Because the Depositary can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the Depositary Shares represented by the Depositary Share Global Certificate to pledge such interest to persons or entities that do not participate in the Depositary system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

             Neither the Company nor the Transfer Agent will have responsibility for the performance of the Depositary or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. The Depositary has advised the Company that it will take any action permitted to be taken by a holder of Depositary Shares (including, without limitation, the presentation of Depositary Shares for exchange) only at the direction of one or more Participants to whose account with the Depositary interests in the Depositary Share Global Certificate are credited, and only in respect of the Depositary Shares represented by the Depositary Share Global Certificate as to which such Participant or Participants has or have given such direction.

             The Depositary has also advised the Company that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchasers. Certain of such Participants (or their representatives), together with other entities, own the Depositary. Indirect access to the Depositary system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

             Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Depositary Share Global Certificate among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause the Depositary Shares to be issued in definitive form in exchange for the Depositary Share Global Certificate.

             Certificated Depositary Shares. Investors in the Depositary Shares may request that Definitive Securities be issued in exchange for Depositary Shares represented by the Depositary Share Global Certificate. Furthermore, Definitive Securities may be issued in exchange for Depositary Shares represented by the Depositary Share Global Certificate if no successor depositary is appointed by the Company as set forth above.

             Unless determined otherwise by the Company in accordance with applicable law, Definitive Securities issued upon transfer or exchange of beneficial interests in Depositary Shares represented by the Depositary Share Global Certificate will bear a legend setting forth transfer restrictions
   under the Securities Act.   Any request for the transfer of Definitive
   Securities bearing the legend, or for removal of the legend from Definitive Securities, must be accompanied by satisfactory evidence, in the form of an opinion of counsel, that such transfer complies with the Securities Act or that neither the legend nor the restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act, as the case may be.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

             The following discussion summarizes the material United States federal income tax considerations generally applicable to persons acquiring the Depositary Shares, but does not purport to be a complete analysis of all potential consequences. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Depositary Shares and Common Stock.

             The discussion assumes that the holders of the Depositary Shares and Common Stock will hold them as "capital assets" within the meaning of
   Section 1221 of the Code. The discussion is not binding on the IRS or the courts. The Company has not sought and will not seek any rulings from the IRS with respect to the positions of the Company discussed herein, and there can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Depositary Shares or Common Stock or that any such position would not be sustained.

             The tax treatment of a holder of the Depositary Shares and Common Stock may vary depending on such holder's particular situation or status. Certain holders (including S corporations, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to alternative minimum tax and persons holding Depositary Shares or Common Stock as part of a straddle, hedging or conversion transaction) may be subject to special rules not discussed below. The following discussion does not consider all aspects of United States federal income tax that may be relevant to the purchase, ownership and disposition of the Depositary Shares and Common Stock by a holder in light of such holder's personal circumstances. In addition, the discussion does not consider the effect of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations. PERSONS CONSIDERING THE PURCHASE OF THE DEPOSITARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

             For purposes of this discussion, a "U.S. Holder" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source or a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. A "Non-U.S. Holder" means a holder who is not a U.S. Holder.


                                  INTRODUCTION

             Holders of Depositary Shares will be treated for United States federal income tax purposes as if they were owners of the Series E Preferred Stock represented by such Depositary Shares. Accordingly, holders of Depositary Shares will recognize the items of income, gain, loss and deduction that they would recognize if they directly held the Series E Preferred Stock. References in this "Certain Federal Income Tax Consequences" section to holders of Series E Preferred Stock include holders of Depositary Shares, and references to Depositary Shares include Series E Preferred Stock.

                        TAX CONSEQUENCES TO U.S. HOLDERS

   DISTRIBUTIONS ON DEPOSITARY SHARES AND COMMON STOCK

             A distribution on the Depositary Shares, whether paid in cash or in shares of Common Stock, or a cash distribution on Common Stock will be taxable to the U.S. Holder as ordinary dividend income to the extent that the amount of the distribution (i.e., the amount of cash and/or the fair market value of the Common Stock on the date of distribution) does not exceed the Company's current or accumulated earnings and profits allocable to such distribution (as determined for federal income tax purposes). To the extent that the amount of the distribution exceeds the Company's current or accumulated earnings and profits allocable to such distribution, the distribution will be treated as a return of capital, thus reducing the holder's adjusted tax basis in the Depositary Shares or Common Stock with respect to which such distribution is made. The amount of any such excess distribution that exceeds the U.S. Holder's adjusted tax basis in the Depositary Shares or Common Stock will be taxed as capital gain and will be long-term capital gain if the U.S. Holder's holding period for the Depositary Shares or Common Stock exceeds one year. The most favorable tax rate on long-term capital gains of non-corporate holders (20%) will not be available unless the holding period exceeds 18 months. A U.S. Holder's initial tax basis in Common Stock received as a distribution on the Depositary Shares will equal the fair market value of the Common Stock on the date of the distribution. The holding period for the Common Stock will commence on the day following the distribution. There can be no assurance that the Company will have sufficient earnings and profits to cause distributions on the Series E Preferred Stock or Common Stock to be treated as dividends for federal income tax purposes. For purposes of the remainder of this discussion, the term "dividend" refers to a distribution paid out of current or accumulated earnings and profits, unless the context indicates otherwise. Preferred Stock Liquidated Damages should be taxed in the same manner as dividend distributions, except that it is possible that Preferred Stock Liquidated Damages might be treated as payment of a fee and hence as ordinary income with respect to which no dividends-received deduction is available.

             Dividends received by corporate U.S. Holders will generally be eligible for the 70% dividends-received deduction under Section 243 of the Code. There are, however, many exceptions and restrictions relating to the availability of the dividends-received deduction, such as restrictions relating to (i) the holding period of the stock on which the dividends are received, (ii) debt-financed portfolio stock, (iii) dividends treated as "extraordinary dividends" for purposes of Section 1059 of the Code, and (iv) taxpayers that pay alternative minimum tax. Corporate U.S. Holders should consult their own tax advisors regarding the extent, if any, to which such exceptions and restrictions may apply to their particular factual situations. Recently enacted legislation requires a corporate holder to satisfy a separate 46 day (91-day, in the case of certain preferred stock dividends) holding period requirement with respect to each dividend in order to be eligible for the dividends-received deduction with respect to such dividend.

   REDEMPTION PREMIUM

             Under certain circumstances, Section 305(c) of the Code requires that any excess of the redemption price of preferred stock over its issue price be treated as constructively distributed on a periodic basis prior to actual receipt. However, the Company believes that a U.S. Holder of the Depositary Shares should not be required to include any redemption premium in income under Section 305(c).

   ADJUSTMENT OF CONVERSION PRICE

             Treasury regulations issued under Section 305 of the Code treat certain adjustments to conversion provisions of stock such as the Series E Preferred Stock as constructive distributions of stock with respect to preferred stock. Such constructive distributions of stock would be taxable to U.S. Holders of Depositary Shares as described above under the caption "Distributions on Depositary Shares and Common Stock." In general, any adjustment increasing the number of shares of Common Stock into which the Depositary Shares can be converted could constitute a constructive distribution of stock to U.S. Holders of Depositary Shares unless made pursuant to a bona fide, reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of Depositary Shares. Any adjustment in the conversion price to compensate the holders of Depositary Shares for taxable distributions of cash or property on any of the outstanding Common Stock of the Company may be treated as a constructive distribution of stock to U.S. Holders of Depositary Shares. The Company is unable to predict whether any such adjustment will be made.


   CONVERSION OF SERIES E PREFERRED STOCK

             No gain or loss will generally be recognized for United States federal income tax purposes on conversion of the Series E Preferred Stock solely into Common Stock. However, if the conversion takes place when there is a dividend arrearage on the Series E Preferred Stock, a portion of the Common Stock received may be treated as a taxable dividend to the extent of such dividend arrearage. Except for any Common Stock treated as payment of a dividend, the tax basis for the Common Stock received upon conversion (including any fractional share deemed received) will be the tax basis of the Series E Preferred Stock converted, and the holding period of the Common Stock received upon conversion (including any fractional share deemed received) will include the holding period of the Series E Preferred Stock converted into such Common Stock. The receipt of cash in lieu of a fractional share upon conversion of Series E Preferred Stock into Common Stock will generally be treated as a sale of such fractional share of Common Stock in which the U.S. Holder will recognize taxable gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share redeemed. Such gain or loss will be capital gain or loss and will be long-term if the U.S. Holder's holding period for the fractional share exceeds one year. The most favorable tax rate on long-term capital gains of non-corporate holders (20%) will not be available unless the holding period exceeds 18 months.

   CONVERSION OF SERIES E PREFERRED STOCK AFTER DIVIDEND RECORD DATE

             If a holder whose Series E Preferred Stock has not been called for redemption surrenders such Series E Preferred Stock for conversion into shares of Common Stock after a dividend record date for the Series E Preferred Stock but before payment of the dividend, such holder will be required to pay the Company an amount equal to such dividend upon conversion. A U.S. Holder will likely recognize the dividend payment as ordinary dividend income when it is received and increase the basis of the Common Stock received by the amount paid to the Company.

   REDEMPTION, SALE OR OTHER TAXABLE DISPOSITION OF SERIES E PREFERRED STOCK AND SALE OR OTHER TAXABLE DISPOSITION OF COMMON STOCK

             A redemption of shares of Series E Preferred Stock for cash will be a taxable event.

             A redemption of shares of Series E Preferred Stock for cash will generally be treated as a sale or exchange if the holder does not own, actually or constructively within the meaning of Section 318 of the Code, any stock of the Company other than the Series E Preferred Stock redeemed. If a holder does own, actually or constructively, other stock of the Company, a redemption of Series E Preferred Stock may be treated as a dividend to the extent of the Company's allocable current or accumulated earnings and profits (as determined for federal income tax purposes). Such dividend treatment will not be applied if the redemption is "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Code. A distribution to a holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's stock interest in the Company. For this purpose, a redemption of Series E Preferred Stock that results in a reduction in the proportionate interest in the Company (taking into account any actual ownership of Common Stock and any stock constructively owned) of a holder whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs should be regarded as a meaningful reduction in the holder's stock interest in the Company.

             If a redemption of the Series E Preferred Stock for cash is treated as a sale or exchange, the redemption will result in capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Series E Preferred Stock redeemed, except to the extent that the redemption price includes dividends that have been declared by the Board of Directors of the Company prior to the redemption. Similarly, upon the sale or exchange of the Series E Preferred Stock or Common Stock (other than in a redemption, on conversion or pursuant to a tax-free exchange), the difference between the sum of the amount of cash and the fair market value of other property received and the holder's adjusted tax basis in the Series E Preferred Stock or Common Stock will be capital gain or loss. This gain or loss will be long-term capital gain or loss if the holder's holding period for the Series E Preferred Stock or Common Stock exceeds one year. The most favorable tax rate on long-term capital gains of individual holders (20%) will not be available unless the holding period exceeds 18 months.

             If a redemption of Series E Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be the amount of cash received by the holder. The holder's adjusted tax basis in the redeemed Series E Preferred Stock will be transferred to any remaining stock holdings in the Company, subject to reduction or possible gain recognition under Section 1059 of the Code with respect to the non-taxed portion of such dividend. If the holder does not retain any actual stock ownership in the Company (having a stock interest only constructively by attribution), the holder may lose the benefit of the basis in the Series E Preferred Stock.


                      TAX CONSEQUENCES TO NON-U.S. HOLDERS

   DISTRIBUTIONS ON DEPOSITARY SHARES AND COMMON STOCK

             Dividends paid to a Non-U.S. Holder of Series E Preferred Stock or Common Stock that are not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder will be subject to United States federal income tax, which generally will be withheld at a rate of 30% of the gross amount of the dividends unless the rate is reduced by an applicable income tax treaty. Under the currently applicable Treasury regulations, dividends paid to an address in a country other than the United States are subject to withholding (unless the payor has knowledge to the contrary).

             Dividends paid to a Non-U.S. Holder of Series E Preferred Stock or Common Stock that are effectively connected with a United States trade or business conducted by such Non-U.S. Holder are taxed at the graduated rates applicable to United States citizens, resident aliens and domestic corporations (the "Regular Federal Income Tax"), and are not subject to withholding tax if the Non-U.S. Holder gives an appropriate statement to the Company or its paying agent in advance of the dividend payment. In addition to the Regular Federal Income Tax, effectively connected dividends received by a Non-U.S. Holder that is a corporation may also be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).


   REDEMPTION, SALE OR OTHER TAXABLE DISPOSITION OF SERIES E PREFERRED STOCK AND SALE OR OTHER TAXABLE DISPOSITION OF COMMON STOCK

             A Non-U.S. Holder generally will not be subject to United States federal income tax or withholding on gain recognized upon the sale or other disposition of Series E Preferred Stock or Common Stock unless: (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (in which case the branch profits tax also may apply if the Non-U.S. Holder is a corporation); (ii) in the case of a Non-U.S. Holder who is a non-resident alien individual and holds the Series E Preferred Stock or Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are met; or (iii) the Series E Preferred Stock or Common Stock constitutes a United States real property interest by reason of the Company's status as a "United States real property holding corporation" ("USRPHC") for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period for such Series E Preferred Stock or Common Stock. The Company does not believe that it is or will become a USRPHC for federal income tax purposes.

             If a Non-U.S. Holder falls within clause (i) or (iii) in the preceding paragraph, the holder will be taxed on the net gain derived from the sale under the Regular Federal Income Tax, and may be subject to withholding under certain circumstances (and, with respect to corporate Non-U.S. Holders, may also be subject to the branch profits tax). If an individual Non-U.S. Holder falls under clause (ii) in the preceding paragraph, the holder generally will be subject to United States federal income tax at a rate of 30% on the gain derived from the sale.


   FEDERAL ESTATE TAXES

             An individual Non-U.S. Holder who owns, or is treated as owning, Series E Preferred Stock or Common Stock at the time of his or her death or has made certain lifetime transfers of an interest in Series E Preferred Stock or Common Stock will be required to include the value of such Series E Preferred Stock or Common Stock in his gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.


   NEW WITHHOLDING REGULATIONS

             The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules applicable to Non-U.S. Holders (the "New Withholding Regulations"). In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The New Withholding Regulations are generally effective for payments made after December 31, 1998, subject to certain transition rules. NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE IMPACT, IF ANY, OF THE NEW WITHHOLDING REGULATIONS.


                  INFORMATION REPORTING AND BACKUP WITHHOLDING

             A U.S. Holder of Depositary Shares or Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends paid on, or the proceeds of a redemption, sale or exchange of, the Depositary Shares or Common Stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates its exemption or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder of Depositary Shares or Common Stock who does not provide the Company with the holder's correct taxpayer identification number may be subject to penalties imposed by the IRS. A Non-U.S. Holder of Depositary Shares or Common Stock may also be subject to certain information reporting or backup withholding if certain requisite certification is not received or other exemptions do not apply. Any amount paid as backup withholding would be creditable against the holder's federal income tax liability.

                          THE SELLING SECURITYHOLDERS

             The following table sets forth, as of January 13, 1998 certain information regarding the Selling Securityholders' ownership of the Company's Depositary Shares, Series E Preferred Stock and Common Stock. Unless otherwise disclosed in the footnotes to the table, no Selling Securityholder has held any position, office or had any other material relationship with the Company, its predecessors or affiliates during the past three years. All of the Depositary Shares and shares of Series E Preferred Stock are registered in the name of "Cede & Co." on the books of the Company's Transfer Agent. To the knowledge of the Company, except as disclosed in the table below, the Selling Securityholders did not own, nor have any rights to acquire, any other Depositary Shares, shares of Series E Preferred Stock or Common Stock as of the date of this Prospectus.

===================================================================================================================================
                                              Common Stock                                     Depositary Shares
                                              ------------                      ---------------------------------------------------
-------------------------  ---------------------------------------------------  ---------------------------------------------------
                                                                Beneficially                                          Beneficially
Name of Selling                                                     Owned                                              Owned After
   Security-               Beneficially Owned Prior  Offered      After This         Beneficially Owned      Offered  This Offering
   holder(1)                to This Offering(2)(3)   for Sale   Offering(2)(3)  Prior to This Offering(2)    for Sale      (2)
   ---------                ----------------------   --------   --------------  ---------------------------- -------- -------------
                           ------------------------  --------   --------------  ---------------------------- -------- -------------



                                                                                  Number of      Percent of
                            Number of   Percent of                                Depositary     Depositary
                              Shares      Shares                                    Shares         Shares
                              ------      ------                                    ------         ------
------------------------------------------------------------------------------------------------------------------------------------
Aim High Yield               239,789      1.3848      239,789          0            580,000        7.2500    580,000        0
------------------------------------------------------------------------------------------------------------------------------------
Allstate Insurance Company    49,612           *       49,612          0            120,000        1.5000    120,000        0
------------------------------------------------------------------------------------------------------------------------------------
Alexandra Global
Investment Fund 1 LTD         33,075           *       33,075          0             80,000        1.0        80,000        0
------------------------------------------------------------------------------------------------------------------------------------
American Travellers Life       5,458           *        5,458          0             13,200             *     13,200        0
 Insurance Co. -
 Convertible (5)
------------------------------------------------------------------------------------------------------------------------------------
Bank of America Pension       49,612           *       49,612          0            120,000        1.5000    120,000        0
 Plan
------------------------------------------------------------------------------------------------------------------------------------
Bankers Life and Casualty     10,688           *       10,688          0             25,850             *     25,850        0
 Insurance Co. -
 Convertible (5)
------------------------------------------------------------------------------------------------------------------------------------
Bear Stearns & Co., Inc.     184,974      1.0683      184,974          0            447,415        5.5927    447,415        0
  (6)
------------------------------------------------------------------------------------------------------------------------------------
Beneficial Standard Life      13,189           *       13,189          0             31,900             *     31,900        0
 Insurance Co. -
 Convertible
------------------------------------------------------------------------------------------------------------------------------------

================================================================================
                                        Series E Preferred Stock
                                        ------------------------
-------------------------  ---------------------------------------------------
                                                                 Beneficially
                                                                 Owned After
Name of Selling                Beneficially Owned                    This
   Security-                      Prior to This      Offered       Offering
   holder(1)                      Offering(2)(4)     for Sale       (2)(4)
   ---------                      --------------     --------     ---------
                           ------------------------  --------   --------------
                              Number
                            of shares     Percent
                            of Series        of
                                E         Series E
                            Preferred    Preferred
                              Stock        Stock
                              -----        -----
------------------------------------------------------------------------------
Aim High Yield                5,800        7.2500      5,800          0
------------------------------------------------------------------------------
Allstate Insurance Company    1,200        1.5000      1,200          0
------------------------------------------------------------------------------
Alexandra Global
Investment Fund 1 LTD           800        1.0           800          0
------------------------------------------------------------------------------
American Travellers Life        132          *           132          0
Insurance Co. -
Convertible (5)
------------------------------------------------------------------------------
Bank of America Pension       1,200        1.5000      1,200          0
 Plan
------------------------------------------------------------------------------
Bankers Life and Casualty       259             *        259          0
 Insurance Co. -
 Convertible (5)
------------------------------------------------------------------------------
Bear Stearns & Co., Inc.      4,474.15        5.5927       4,474.15          0
    (6)
------------------------------------------------------------------------------
Beneficial Standard Life        319             *        319          0
 Insurance Co. -
 Convertible
------------------------------------------------------------------------------

===================================================================================================================================
                                              Common Stock                                     Depositary Shares
                                              ------------                      ---------------------------------------------------
-------------------------  ---------------------------------------------------  ---------------------------------------------------
                                                                Beneficially                                          Beneficially
Name of Selling                                                     Owned                                              Owned After
   Security-               Beneficially Owned Prior  Offered      After This         Beneficially Owned      Offered  This Offering
   holder(1)                to This Offering(2)(3)   for Sale   Offering(2)(3)  Prior to This Offering(2)    for Sale      (2)
   ---------                ----------------------   --------   --------------  ---------------------------- -------- -------------
                           ------------------------  --------   --------------  ---------------------------- -------- -------------

                                                                                  Number of      Percent of
                            Number of   Percent of                                Depositary     Depositary
                              Shares      Shares                                    Shares         Shares
                              ------      ------                                    ------         ------
------------------------------------------------------------------------------------------------------------------------------------
BNP Arbitrage SNC (7)         41,343           *      41,343             0          100,00          1.2500    100,000           0
------------------------------------------------------------------------------------------------------------------------------------
Capital Markets               45,478           *      45,478             0         110,000          1.3750    110,000           0
 Transactions, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Capitol American Life          5,458           *       5,458             0          13,200               *     13,200           0
 Insurance Co. -
 Convertible (5)
------------------------------------------------------------------------------------------------------------------------------------
Chrysler Corporation          41,385           *      41,385             0         100,100          1.2513    100,100           0
 Master Retirement Trust
------------------------------------------------------------------------------------------------------------------------------------
CNA Income Shares, Inc.       16,538           *      16,538             0          40,000               *     40,000           0
------------------------------------------------------------------------------------------------------------------------------------
Combined Insurance Company     8,931           *       8,931             0          21,600               *     21,600           0
 of America
------------------------------------------------------------------------------------------------------------------------------------
Commonwealth Life             20,672           *      20,672             0          50,000               *     50,000           0
 Insurance Company - Stock
 TRAC (Teamsters I)
------------------------------------------------------------------------------------------------------------------------------------
Commonwealth Life             31,008           *      31,008             0          75,000               *     75,000           0
 Insurance Company -
 (Teamsters - Camden
 Non-Enhanced)
------------------------------------------------------------------------------------------------------------------------------------
Conseco Fund Group - Asset     4,962           *       4,962             0          12,000               *     12,000           0
 Allocation (5)
------------------------------------------------------------------------------------------------------------------------------------
Conseco Series Trust          11,576           *      11,576             0          28,000               *     28,000           0
 -Asset Allocation (5)
------------------------------------------------------------------------------------------------------------------------------------
Delaware PERS                  8,269           *       8,269             0          20,000               *     20,000           0
------------------------------------------------------------------------------------------------------------------------------------
DeMoss Foundation (8)          2,068           *       2,068             0           5,000               *      5,000           0
------------------------------------------------------------------------------------------------------------------------------------
Deutsche Bank A.G.           160,535           *     160,535             0           388,300        4.8538    388,300           0
------------------------------------------------------------------------------------------------------------------------------------
Donaldson, Lufkin &          110,592           *     110,592             0         267,500          3.3438    267,500           0
 Jenrette Sec. Corp.
------------------------------------------------------------------------------------------------------------------------------------

================================================================================
                                        Series E Preferred Stock
                                        ------------------------
-------------------------  ---------------------------------------------------
                                                                 Beneficially
                                                                 Owned After
Name of Selling                Beneficially Owned                    This
   Security-                      Prior to This      Offered       Offering
   holder(1)                      Offering(2)(4)     for Sale       (2)(4)
   ---------                      --------------     --------     ---------
                           ------------------------  --------   --------------
                              Number
                            of shares     Percent
                            of Series        of
                                E         Series E
                            Preferred    Preferred
                              Stock        Stock
                              -----        -----
------------------------------------------------------------------------------
BNP Arbitrage SNC (7)         1,000       1.2500       1,000          0
------------------------------------------------------------------------------
Capital Markets               1,100        1.3750      1,100          0
 Transactions, Inc.
------------------------------------------------------------------------------
Capitol American Life           132            *         132          0
 Insurance Co. -
 Convertible (5)
------------------------------------------------------------------------------
Chrysler Corporation          1,001        1.2513      1.001          0
 Master Retirement Trust
------------------------------------------------------------------------------
CNA Income Shares, Inc.         400             *        400          0
------------------------------------------------------------------------------
Combined Insurance Company      216             *        216          0
 of America
------------------------------------------------------------------------------
Commonwealth Life               500             *        500          0
 Insurance Company - Stock
 TRAC (Teamsters I)
------------------------------------------------------------------------------
Commonwealth Life               750             *        750          0
 Insurance Company -
 (Teamsters - Camden
 Non-Enhanced)
------------------------------------------------------------------------------
Conseco Fund Group - Asset      120             *        120          0
 Allocation (5)
------------------------------------------------------------------------------
Conseco Series Trust            280             *        280          0
 -Asset Allocation (5)
------------------------------------------------------------------------------
Delaware PERS                   200             *        200          0
------------------------------------------------------------------------------
DeMoss Foundation (8)            50             *         50          0
------------------------------------------------------------------------------
Deutsche Bank A.G.            3,883        4.8538      3,883          0
------------------------------------------------------------------------------
Donaldson, Lufkin &           2,675        3.3438      2,675          0
 Jenrette Sec. Corp.
------------------------------------------------------------------------------

===================================================================================================================================
                                              Common Stock                                     Depositary Shares
                                              ------------                      ---------------------------------------------------
-------------------------  ---------------------------------------------------  ---------------------------------------------------
                                                                Beneficially                                          Beneficially
Name of Selling                                                     Owned                                              Owned After
   Security-               Beneficially Owned Prior  Offered      After This         Beneficially Owned      Offered  This Offering
   holder(1)                to This Offering(2)(3)   for Sale   Offering(2)(3)  Prior to This Offering(2)    for Sale      (2)
   ---------                ----------------------   --------   --------------  ---------------------------- -------- -------------
   ---------                ----------------------   --------   --------------  ---------------------------- -------- -------------



                                                                                  Number of      Percent of
                            Number of   Percent of                                Depositary     Depositary
                              Shares      Shares                                    Shares         Shares
                              ------      ------                                    ------         ------
------------------------------------------------------------------------------------------------------------------------------------
Eaton Vance High Income
 Portfolio                    76,485           *      76,485          0             185,000        2.3125    185,000        0
------------------------------------------------------------------------------------------------------------------------------------
Eaton Vance Income Fund of    18,605           *      18,605          0              45,000             *     45,000        0
 Boston
------------------------------------------------------------------------------------------------------------------------------------
Enhanced Select
 Fund Limited(9)              41,343           *      41,343          0             100,000             *    100,000        0
------------------------------------------------------------------------------------------------------------------------------------
Enterprise Accum Trust HY(8)   3,101(8)        *       3,101          0               7,500             *      7,500        0
------------------------------------------------------------------------------------------------------------------------------------
Enterprise High Yield Bd.(8)   3,101(8)        *       3,101          0               7,500             *      7,500        0
------------------------------------------------------------------------------------------------------------------------------------
Forehooks & Co.               22,739           *      22,739          0              55,000             *     55,000        0
------------------------------------------------------------------------------------------------------------------------------------
Forest Convertible               621           *         621          0               1,500             *      1,500        0
 Opportunity Fund
------------------------------------------------------------------------------------------------------------------------------------
Forest Fulcrum Fd LP           5,127           *       5,127          0              12,400             *     12,400        0
------------------------------------------------------------------------------------------------------------------------------------
Forest Global Convert B2         621           *         621          0               1,500             *      1,500        0
------------------------------------------------------------------------------------------------------------------------------------
Forest Global Convert Fund       290           *         290          0                 700             *        700        0
 B-3
------------------------------------------------------------------------------------------------------------------------------------
Forest Global Convert Fund     5,292           *       5,292          0              12,800             *     12,800        0
 Ser A-5
------------------------------------------------------------------------------------------------------------------------------------
Forest Global Convert Fund       827           *         827          0               2,000             *      2,000        0
 Ser B-5
------------------------------------------------------------------------------------------------------------------------------------
Forest Performance Fund          703           *         703          0               1,700             *      1,700        0
------------------------------------------------------------------------------------------------------------------------------------

================================================================================
                                        Series E Preferred Stock
                                        ------------------------
-------------------------  ---------------------------------------------------
                                                                 Beneficially
                                                                 Owned After
Name of Selling                Beneficially Owned                    This
   Security-                      Prior to This      Offered       Offering
   holder(1)                      Offering(2)(4)     for Sale       (2)(4)
   ---------                      --------------     --------     ---------
                           ------------------------  --------   --------------
                              Number
                            of shares     Percent
                            of Series        of
                                E         Series E
                            Preferred    Preferred
                              Stock        Stock
                              -----        -----
------------------------------------------------------------------------------
 Eaton Vance High Income
 Portfolio                     1,850       2.3125      1,850          0
------------------------------------------------------------------------------
Eaton Vance Income Fund of       450           *         450          0
 Boston
------------------------------------------------------------------------------
Enhanced Select Fund
Limited(9)                     1,000           *       1,000          0
------------------------------------------------------------------------------
Enterprise Accum Trust HY(8)      75           *          75          0
------------------------------------------------------------------------------
Enterprise High Yield Bd.(8)      75           *          75          0
------------------------------------------------------------------------------
Forehooks & Co.                  550           *         550          0
------------------------------------------------------------------------------
Forest Convertible                15           *          15          0
 Opportunity Fund
------------------------------------------------------------------------------
Forest Fulcrum Fd LP             124           *         124          0
------------------------------------------------------------------------------
Forest Global Convert B2          15           *          15          0
------------------------------------------------------------------------------
Forest Global Convert Fund         7           *           7          0
 B-3
------------------------------------------------------------------------------
Forest Global Convert Fund       128           *         128          0
 Ser A-5
------------------------------------------------------------------------------
Forest Global Convert Fund        20           *          20          0
 Ser B-5
------------------------------------------------------------------------------
Forest Performance Fund           17           *          17          0
------------------------------------------------------------------------------

===================================================================================================================================
                                              Common Stock                                     Depositary Shares
                                              ------------                      ---------------------------------------------------
-------------------------  ---------------------------------------------------  ---------------------------------------------------
                                                                Beneficially                                          Beneficially
Name of Selling                                                     Owned                                              Owned After
   Security-               Beneficially Owned Prior  Offered      After This         Beneficially Owned      Offered  This Offering
   holder(1)                to This Offering(2)(3)   for Sale   Offering(2)(3)  Prior to This Offering(2)    for Sale      (2)
   ---------                ----------------------   --------   --------------  ---------------------------- -------- -------------
                           ------------------------  --------   --------------  ---------------------------- -------- -------------



                                                                                  Number of      Percent of
                            Number of   Percent of                                Depositary     Depositary
                              Shares      Shares                                    Shares         Shares
                              ------      ------                                    ------         ------
------------------------------------------------------------------------------------------------------------------------------------
Forest Performance
 Greyhound                      827         *          827            0              2,000            *         2,000        0
------------------------------------------------------------------------------------------------------------------------------------
Forest Global Convert B-1       703         *          703            0              1,700            *         1,700        0
------------------------------------------------------------------------------------------------------------------------------------
Forum Capital Markets LLC     3,101         *        3,101            0              7,500            *         7,500        0
------------------------------------------------------------------------------------------------------------------------------------
Fox Family Foundation           497         *          497            0              1,200            *         1,200        0
 10/10/87 c/o Forest
 Investment Management Co.
------------------------------------------------------------------------------------------------------------------------------------
Fox Family Portfolio          1,654         *        1,654            0              4,000            *         4,000        0
 Partnership
------------------------------------------------------------------------------------------------------------------------------------
General Motors Employees     16,538         *       16,538            0             40,000            *        40,000        0
 Domestic Group Pension
 Trust(10)
------------------------------------------------------------------------------------------------------------------------------------
Golden Rule Insurance HY(8)   4,135         *        4,135            0             10,000            *        10,000        0
------------------------------------------------------------------------------------------------------------------------------------
Goldman Sachs & Company      92,933         *       92,933            0            224,785            0       224,785        *
------------------------------------------------------------------------------------------------------------------------------------
Great American Reserve       10,688         *       10,688            0             25,850            *        25,850        0
 Insurance Co. -
 Convertible(5)
------------------------------------------------------------------------------------------------------------------------------------
Highbridge                   37,002         *       37,002            0             89,500         1.1188      89,500        0
 International LDC(11)
------------------------------------------------------------------------------------------------------------------------------------
ICI American Holdings         3,308         *        3,308            0              8,000            *         8,000        0
 Pension Trust
------------------------------------------------------------------------------------------------------------------------------------
JMG Convertible              90,955         *       90,955            0            220,000         2.75       220,000        0
 Investments L.P.
------------------------------------------------------------------------------------------------------------------------------------

===================================================================================
                                           Series E Preferred Stock
                                           ------------------------
----------------------------  ---------------------------------------------------
                                                                    Beneficially
                                                                    Owned After
Name of Selling                   Beneficially Owned                    This
   Security-                         Prior to This      Offered       Offering
   holder(1)                         Offering(2)(4)     for Sale       (2)(4)
   ---------                         --------------     --------     ---------
                              ------------------------  --------   --------------
                                 Number
                               of shares     Percent
                               of Series        of
                                   E         Series E
                               Preferred    Preferred
                                 Stock        Stock
                                 -----        -----
---------------------------------------------------------------------------------
Forest Performance
 Greyhound                         20           *            20           0
---------------------------------------------------------------------------------
Forest Global Convert B-1          17           *            17           0
---------------------------------------------------------------------------------
Forum Capital Markets LLC          75           *            75           0
---------------------------------------------------------------------------------
Fox Family Foundation              12           *            12           0
 10/10/87 c/o Forest
 Investment Management Co.
---------------------------------------------------------------------------------
Fox Family Portfolio               40           *            40           0
 Partnership
---------------------------------------------------------------------------------
General Motors Employees          400           *           400           0
 Domestic Group Pension
 Trust(10)
---------------------------------------------------------------------------------
Golden Rule Insurance HY(8)       100           *           100           0
---------------------------------------------------------------------------------
Goldman Sachs & Company           2,248         *           2,248         0
---------------------------------------------------------------------------------
Great American Reserve            259           *           259           0
 Insurance Co. -
 Convertible(5)
---------------------------------------------------------------------------------
Highbridge                        895       1.1188          895           0
 International LDC(11)
---------------------------------------------------------------------------------
ICI American Holdings              80           *            80           0
 Pension Trust
---------------------------------------------------------------------------------
JMG Convertible                 2,200       2.75          2,200           0
 Investments L.P.
---------------------------------------------------------------------------------

===================================================================================================================================
                                              Common Stock                                     Depositary Shares
                                              ------------                      ---------------------------------------------------
-------------------------  ---------------------------------------------------  ---------------------------------------------------
                                                                Beneficially                                          Beneficially
Name of Selling                                                     Owned                                              Owned After
   Security-               Beneficially Owned Prior  Offered      After This         Beneficially Owned      Offered  This Offering
   holder(1)                to This Offering(2)(3)   for Sale   Offering(2)(3)  Prior to This Offering(2)    for Sale      (2)
   ---------                ----------------------   --------   --------------  ---------------------------- -------- -------------
                           ------------------------  --------   --------------  ---------------------------- -------- -------------



                                                                                  Number of      Percent of
                            Number of   Percent of                                Depositary     Depositary
                              Shares      Shares                                    Shares         Shares
                              ------      ------                                    ------         ------
------------------------------------------------------------------------------------------------------------------------------------
J.P. Morgan & Co., Inc.(12)  285,266      1.6475      285,266          0            690,000        8.6250       690,000      0
------------------------------------------------------------------------------------------------------------------------------------
KA Management Ltd.            45,478         *         45,478          0            110,000        1.3750       110,000      0
------------------------------------------------------------------------------------------------------------------------------------
KA Trading L.P.               45,478         *         45,478          0            110,000        1.3750       110,000      0
------------------------------------------------------------------------------------------------------------------------------------
Landing & Co.                 22,739         *         22,739          0             55,000           *          55,000      0
------------------------------------------------------------------------------------------------------------------------------------
LB Series Fund, Inc. -High    20,672         *         20,672          0             50,000           *          50,000      0
 Yield Portfolio
------------------------------------------------------------------------------------------------------------------------------------
Lincoln National               8,779         *          8,779          0             21,235           *          21,235      0
 Convertible Securities
 Fund(13)
------------------------------------------------------------------------------------------------------------------------------------
Lipper Convertibles, L.P.    144,700         *        144,700          0            350,000        4.3750       350,000      0
------------------------------------------------------------------------------------------------------------------------------------
LLT Limited(14)                  414         *            414          0              1,000           *           1,000      0
------------------------------------------------------------------------------------------------------------------------------------
Lutheran Brother High         12,403         *         12,403          0             30,000           *          30,000      0
 Yield Fund
------------------------------------------------------------------------------------------------------------------------------------
Millennium Trading L.P.       53,746         *         53,746          0            130,000         1.6250      130,000      0
------------------------------------------------------------------------------------------------------------------------------------
Moore Global Investments,    255,954      1.4782      255,954          0            619,100         7.7388      619,100      0
 Ltd.(15)
------------------------------------------------------------------------------------------------------------------------------------
Nalco Chemical Retirement      1,654         *          1,654          0              4,000           *           4,000      0
------------------------------------------------------------------------------------------------------------------------------------
Northstar Balance Sheet       16,538         *         16,538          0             40,000           *          40,000      0
 Opportunities
------------------------------------------------------------------------------------------------------------------------------------
The Northwestern Mutual       33,075         *         33,075          0             80,000         1.0000       80,000      0
 Life Insurance Company
------------------------------------------------------------------------------------------------------------------------------------

================================================================================
                                        Series E Preferred Stock
                                        ------------------------
-------------------------  ---------------------------------------------------
                                                                 Beneficially
                                                                 Owned After
Name of Selling                Beneficially Owned                    This
   Security-                      Prior to This      Offered       Offering
   holder(1)                      Offering(2)(4)     for Sale       (2)(4)
   ---------                      --------------     --------     ---------
                           ------------------------  --------   --------------
                              Number
                            of shares     Percent
                            of Series        of
                                E         Series E
                            Preferred    Preferred
                              Stock        Stock
                              -----        -----
------------------------------------------------------------------------------
J.P. Morgan & Co., Inc.(12)   6,900        8.6250      6,900          0
------------------------------------------------------------------------------
KA Management Ltd.            1,100        1.3750      1,100          0
------------------------------------------------------------------------------
KA Trading L.P.               1,100        1.3750      1,100          0
------------------------------------------------------------------------------
Landing & Co.                   550          *           550          0
------------------------------------------------------------------------------
LB Series Fund, Inc. -High      500          *           500          0
 Yield Portfolio
------------------------------------------------------------------------------
Lincoln National                213          *           213          0
 Convertible Securities
 Fund(13)
------------------------------------------------------------------------------
Lipper Convertibles, L.P.     3,500        4.3750      3,500          0
------------------------------------------------------------------------------
LLT Limited(14)                  10          *            10          0
------------------------------------------------------------------------------
Lutheran Brother High           300          *           300          0
 Yield Fund
------------------------------------------------------------------------------
Millennium Trading L.P.       1,300        1.6250      1,300          0
------------------------------------------------------------------------------
Nalco Chemical Retirement        40          *            40          0
------------------------------------------------------------------------------
Moore Global Investments,     6,191        7.7388      6,191          0
 Ltd.(15)
------------------------------------------------------------------------------
Northstar Balance Sheet         400          *           400          0
 Opportunities
------------------------------------------------------------------------------
The Northwestern Mutual         800        1.0000        800          0
 Life Insurance Company
------------------------------------------------------------------------------

===================================================================================================================================
                                              Common Stock                                     Depositary Shares
                                              ------------                      ---------------------------------------------------
-------------------------  ---------------------------------------------------  ---------------------------------------------------
                                                                Beneficially                                          Beneficially
Name of Selling                                                     Owned                                              Owned After
   Security-               Beneficially Owned Prior  Offered      After This         Beneficially Owned      Offered  This Offering
   holder(1)                to This Offering(2)(3)   for Sale   Offering(2)(3)  Prior to This Offering(2)    for Sale      (2)
   ---------                ----------------------   --------   --------------  ---------------------------- -------- -------------
                           ------------------------  --------   --------------  ---------------------------- -------- -------------



                                                                                  Number of      Percent of
                            Number of   Percent of                                Depositary     Depositary
                              Shares      Shares                                    Shares         Shares
                              ------      ------                                    ------         ------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
OCM Convertible Trust          60,113        *       60,113            0            145,400        1.8175     145,400       0
------------------------------------------------------------------------------------------------------------------------------------
Pacific Life Insurance         43,410        *       43,410            0            105,000        1.3125     105,000       0
 Company
------------------------------------------------------------------------------------------------------------------------------------
Remington Investment           56,185        *       56,185            0            135,900        1.6988     135,900       0
 Strategies, L.P.(15)
------------------------------------------------------------------------------------------------------------------------------------
SBC Warburg Dillon Read        33,902        *       33,902            0             82,000         1.025      82,000       0
 Inc.
------------------------------------------------------------------------------------------------------------------------------------
The Select High
 Yield Investment
 Fund Ltd(9)                   41,343        *       41,343            0            100,000          *        100,000       0
------------------------------------------------------------------------------------------------------------------------------------
State Employees'               14,801        *       14,801            0             35,800          *         35,800       0
 Retirement Fund of the
 State of Delaware
------------------------------------------------------------------------------------------------------------------------------------
State of Connecticut           54,614        *       54,614            0            132,100        1.6513     132,100       0
 Combined Investment Funds
------------------------------------------------------------------------------------------------------------------------------------
SunAmerica Inc.(16)           144,700               144,700            0            350,000         4.375     350,000       0
------------------------------------------------------------------------------------------------------------------------------------
Surfboard & Co.                49,612        *       49,612            0            120,000        1.5000     120,000       0
------------------------------------------------------------------------------------------------------------------------------------
Susquehanna Capital Group      42,170        *       42,170            0            102,000         1.275     102,000       0
------------------------------------------------------------------------------------------------------------------------------------
Swiss Bank Corporation         12,403        *       12,403            0             30,000          *         30,000       0
 London Branch(17)
------------------------------------------------------------------------------------------------------------------------------------
Tribeca Investments, L.L.C    176,741      1.0207   176,741            0            427,500        5.3438     427,500       0
------------------------------------------------------------------------------------------------------------------------------------
Triton Capital Investments     95,089        *       95,089            0            230,000        2.8750     230,000       0
 Ltd.
------------------------------------------------------------------------------------------------------------------------------------

================================================================================
                                        Series E Preferred Stock
                                        ------------------------
-------------------------  ---------------------------------------------------
                                                                 Beneficially
                                                                 Owned After
Name of Selling                Beneficially Owned                    This
   Security-                      Prior to This      Offered       Offering
   holder(1)                      Offering(2)(4)     for Sale       (2)(4)
   ---------                      --------------     --------     ---------
                           ------------------------  --------   --------------
                              Number
                            of shares     Percent
                            of Series        of
                                E         Series E
                            Preferred    Preferred
                              Stock        Stock
                              -----        -----
------------------------------------------------------------------------------
OCM Convertible Trust         1,454        1.8175     1,454           0
------------------------------------------------------------------------------
Pacific Life Insurance        1,050        1.3125     1,050           0
 Company
------------------------------------------------------------------------------
Remington Investment          1,359        1.6988     1,359           0
 Strategies, L.P.(15)
------------------------------------------------------------------------------
 SBC Warburg Dillon Read        820         1.025       820           0
  Inc.
------------------------------------------------------------------------------
The Select High
 Yield Investment
 Fund Ltd(9)                  1,000          *        1,000           0
------------------------------------------------------------------------------
State Employees'                358          *          358           0
 Retirement Fund of the
 State of Delaware
------------------------------------------------------------------------------
State of Connecticut          1,321        1.6513     1,321           0
 Combined Investment Funds
------------------------------------------------------------------------------
SunAmerica Inc.               3,500        4.375      3,500           0
------------------------------------------------------------------------------
Surfboard & Co.               1,200        1.5000     1,200           0
------------------------------------------------------------------------------
Susquehanna Capital Group     1,020         1.275     1,020           0
------------------------------------------------------------------------------
Swiss Bank Corporation          300          *          300           0
 London Branch(17)
------------------------------------------------------------------------------
Tribeca Investments, L.L.C.   4,275        5.3438     4,275           0
------------------------------------------------------------------------------
Triton Capital Investments    2,300        2.875      2,300           0
 Ltd.
------------------------------------------------------------------------------

===================================================================================================================================
                                              Common Stock                                     Depositary Shares
                                              ------------                      ---------------------------------------------------
-------------------------  ---------------------------------------------------  ---------------------------------------------------
                                                                Beneficially                                          Beneficially
Name of Selling                                                     Owned                                              Owned After
   Security-               Beneficially Owned Prior  Offered      After This         Beneficially Owned      Offered  This Offering
   holder(1)                to This Offering(2)(3)   for Sale   Offering(2)(3)  Prior to This Offering(2)    for Sale      (2)
   ---------                ----------------------   --------   --------------  ---------------------------- -------- -------------
                           ------------------------  --------   --------------  ---------------------------- -------- -------------
                                                                                  Number of      Percent of
                            Number of   Percent of                                Depositary     Depositary
                              Shares      Shares                                    Shares         Shares
                              ------      ------                                    ------         ------
------------------------------------------------------------------------------------------------------------------------------------
United National Insurance (13)     614       *           614           0             1,485            *          1,485       0
------------------------------------------------------------------------------------------------------------------------------------
Vanguard Convertible            37,209       *        37,209           0            90,000        1.125         90,000       0
 Securities Fund, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Walker Art Center (13)           1,499       *         1,499           0             3,625            *          3,625       0
------------------------------------------------------------------------------------------------------------------------------------
Weirton Trust (13)               3,734       *         3,734           0             9,370            *          9,370       0
------------------------------------------------------------------------------------------------------------------------------------
Wm. M. Keck Jr. Foundation (18)  4,135       *         4,135           0            10,000            *         10,000       0
------------------------------------------------------------------------------------------------------------------------------------
Zeneca Holdings Pension          3,308       *         3,308           0             8,000            *          8,000       0
 Trust
------------------------------------------------------------------------------------------------------------------------------------

================================================================================
                                        Series E Preferred Stock
                                        ------------------------
-------------------------  ---------------------------------------------------
                                                                 Beneficially
                                                                 Owned After
Name of Selling                Beneficially Owned                    This
   Security-                      Prior to This      Offered       Offering
   holder(1)                      Offering(2)(4)     for Sale       (2)(4)
   ---------                      --------------     --------     ---------
                           ------------------------  --------   --------------
                              Number
                            of shares     Percent
                            of Series        of
                                E         Series E
                            Preferred    Preferred
                              Stock        Stock
                              -----        -----
------------------------------------------------------------------------------
United National Insurance (13)   15          *          15            0
------------------------------------------------------------------------------
Vanguard Convertible            900      1.125         900            0
 Securities Fund, Inc.
------------------------------------------------------------------------------
Walker Art Center (13)           37          *          37            0
------------------------------------------------------------------------------
Weirton Trust (13)               94          *          94            0
------------------------------------------------------------------------------
Wm. M. Keck Jr. Foundation (18) 100          *         100            0
------------------------------------------------------------------------------
Zeneca Holdings Pension          80          *          80            0
 Trust
------------------------------------------------------------------------------

     * Less than one percent. Based on 17,315,317 shares of common stock outstanding on November 30, 1998, 8,000,000 Depositary Shares outstanding on January 13, 1998 and 80,000 shares of Series E Preferred Stock outstanding on January 13, 1998.

     (1)The names of additional Selling Securityholders may be provided subsequent hereto pursuant to Section 424(c) of the Securities Act of 1933, as amended.

     (2)Under the rules of the Commission, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the securities beneficially owned.

     (3)Assuming the conversion of all Depositary Shares and/or shares of Series E Preferred Stock.

     (4) Assuming the conversion of all Depositary Shares into shares of Series E Preferred Stock on the basis of one share of Series E Preferred Stock for each one hundred Depositary Shares.

     (5) Conseco Capital Management is the investment advisor to the Selling Securityholder and as such has shared voting power and investment power with respect to the Securities owned by the Selling Securityholder.

     (6) Bear Stearns & Co., Inc. provides investment banking services to the Company and was one of two initial purchasers in a private placement by the Company of the Securities. The Securities held by Bear, Stearns & Co. Inc. were acquired from time to time after the initial placement of the Securities in its capacity as a broker dealer or market maker. Bear, Stearns & Co. Inc. is a registered broker dealer and may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended, with respect to any Securities sold by it hereunder. Additionally, Bear Stearns & Co., Inc. has acted as lead manager in connection with the initial offering of other securities of the Company, including the Company's Series D Preferred Stock of which Bear Stearns & Co., Inc. holds 243,960 shares.

     (7) BNP/Cooper Neff Advisors, Inc. is the investment adviser to the Selling Shareholder and as such has shared voting power and investment power with respect to the Securities owned by the Selling Securityholder.

     (8) Caywood Scholl Capital Management is the investment adviser to the Selling Shareholder and as such has shared investment power with respect to the Securities owned by the Selling Securityholder.

     (9) The United Bank of Kuwait PLC acts as investment manager to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder.

     (10) General Motors Investment Management Corporation ("GMIMCo"), a registered investment advisor and a wholly-owned subsidiary of General Motors Corporation, provides investment advice and investment management services with respect to the assets of certain employee benefit plans of GM and its subsidiaries including the Selling Securityholder. In its capacity as investment manager to the Selling Securityholder, GMIMCo is authorized to vote and dispose of the Securities beneficially owned by the Selling Securityholder.

     (11) Highbridge Capital Management, Inc. is the trading manager for the Selling Securityholder and as such has shared investment power with respect to the Securities owned by the Selling Securityholder.

     (12) The Selling Securityholder holds the Securities as a fiduciary on behalf of its clients. The Selling Securityholder has sole voting power with respect to 690,000 Depository Shares and sole investment power with respect to 620,950 Depository Shares. In addition, the Selling Securityholder currently holds more than one percent of the shares of Common Stock of the Company. Those shares of Common Stock are not subject to this Registration Statement.

     (13) Lynch & Mayer, Inc. is the investment manager for the Selling Securityholder and as such has shared investment power with respect to the Securities owned by the Selling Securityholder.

     (14) Forest Investment Management, L.P. has shared investment power with respect to the Securities owned by the Selling Securityholder.

     (15) Moore Capital Management Inc. ("MCM") is the trading advisor to the Selling Securityholder and as such has shared voting and investment power. Louis Moore Bacon is the majority owner of MCM and, as such, may be deemed to be the beneficial owner of the Securities owned by the Selling Securityholder. Mr. Bacon disclaims beneficial ownership of such Securities.

     (16) The Selling Securityholder is the beneficial owner of 14,490 shares of the Company's Series B Preferred Stock.

     (17) SBC Warburg Dillon Read Inc. acts as an investment advisor for the Selling Securityholder.

     (18) Caywood-Scholl Capital Management is the investment adviser to the Selling Shareholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder.


               The Common Stock and Depositary Shares owned by the Selling Securityholders and the Dividend Shares issuable by the Company represent all of the securities covered by the Registration Statement. The Depositary Shares were originally issued by the Company and purchased by the Initial Purchasers in the October 30 Equity Offering. The Initial Purchasers, in turn, resold the Depositary Shares in private sales pursuant to exemption from registration under the Securities Act of 1933, as amended.

                              PLAN OF DISTRIBUTION

        The Company will not receive any proceeds from the sale of the Securities or the issuance of the Dividend Shares offered hereby. The Dividend Shares may be issued by the Company in lieu of cash from time to time to holders of record of the Series E Preferred Stock, all in accordance with the Certificate of Designation, during the two year period commencing on the date of this Prospectus. See "Description of Series E Preferred Stock--Dividends." The Securities may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Securities through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom they may act as agent. The Selling Securityholders and any such brokers, dealers or agents who participate in the distribution of the Securities may be deemed to be "underwriters", and any profits on the sale of the Securities by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities under the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        The Securities offered hereby may be sold by the Selling Securityholders from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Securities may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange; (e) face-to-face transactions between sellers and purchasers without a broker-dealer;
     (f) through the writing of options; and (g) other. At any time a particular offer of the Securities is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities. In addition, the Securities covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

        To the best knowledge of the Company, there are currently no plans, arrangements or understandings between any Selling Securityholders and any broker, dealer, agent or underwriter regarding the sale of the Securities by the Selling Securityholders. There is no assurance that any Selling Securityholder will sell any or all of the Securities offered by it hereunder or that any such Selling Securityholder will not transfer, devise or gift such Securities by other means not described herein.

        The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other such person. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

        Pursuant to the Preferred Stock Registration Rights Agreement entered into in connection with the offer and sale of the Depositary Shares by the Company, each of the Company and the applicable Selling Securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.



                                      LEGAL MATTERS

        The legality of the securities offered hereby has been passed upon for the Company by Kronish, Lieb, Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036-7798. Ralph J. Sutcliffe, a partner of Kronish, Lieb, Weiner & Hellman LLP, beneficially owns 5,745 shares of the Common Stock and a warrant to purchase 100,000 shares of Common Stock at an exercise price of $41.50 per share.


                                    EXPERTS

        The consolidated financial statements and schedule of Intermedia Communications Inc. appearing in Intermedia Communication Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of DIGEX, Incorporated, appearing in DIGEX, Incorporated's Annual Report (Form 10-KSB) for the year ended December 31, 1996, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The December 31, 1996 audited financial statements of Shared Technologies Fairchild Inc. incorporated by reference in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

        The consolidated financial statements and schedule of Shared Technologies Fairchild Inc. and subsidiaries at December 31, 1995 and for each of the two years in the period ended December 31, 1995 incorporated by reference in this Prospectus have been audited by Rothstein, Kass & Company, P.C., independent certified public accountants, as indicated in their report, which includes an explanatory paragraph relating to the changing of the method of accounting for its investment in one of its subsidiaries, with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.